UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.     )

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Berkshire Hills Bancorp, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 30, 2012

Dear Stockholder:

You are cordially invited to attend the annual meeting of stockholders of Berkshire Hills Bancorp, Inc. to be held at:

The Crowne Plaza Hotel

One West Street

Pittsfield, Massachusetts 01201

Thursday, May 10, 2012

10:00 a.m., local time

The notice of annual meeting and proxy statement appearing on the following pages describe the formal business to be transacted at the meeting. Directors and officers of the Company, as well as a representative of PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm, will be present to respond to appropriate questions of stockholders.

It is important that your shares are represented at this meeting, whether or not you attend the meeting in person and regardless of the number of shares you own. To make sure your shares are represented, we urge you to complete and mail the enclosed proxy card promptly. If you attend the meeting, you may vote in person even if you have previously voted.

The Board of Directors recommends that you vote “FOR” each of the proposals to be presented at the annual meeting.

Sincerely,

/s/ Michael P. Daly	/s/ Lawrence A. Bossidy
Michael P. Daly	Lawrence A. Bossidy
President and Chief Executive Officer	Non-Executive Chairman of the Board

24 North Street

Pittsfield, Massachusetts 01201

(413) 443-5601

 NOTICE OF 2012 ANNUAL MEETING OF STOCKHOLDERS

TIME AND DATE	10:00 a.m. on Thursday, May 10, 2012

PLACE	Crowne Plaza Hotel One West Street Pittsfield, Massachusetts 01201

ITEMS OF BUSINESS

(1)       To elect four directors to serve for a term of three years.

(2)       To consider a non-binding proposal to give advisory approval of our executive compensation as described in the proxy statement.

(3)       To ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2012.

(4)       To transact such other business as may properly come before the meeting and any adjournment or postponement thereof.

RECORD DATE	Stockholders as of the close of business on the record date, March 15, 2012, are entitled to one vote for each share of common stock held at that time.

VOTING	It is important that your shares be represented and voted at the meeting. You can vote your shares by completing and returning the proxy card or voting instruction card sent to you. Voting instructions are printed on your proxy or voting instruction card and included in the accompanying proxy statement. Stockholders owning their shares through a broker, bank or other nominee may be able to vote by telephone or by the Internet. Please see the enclosed voting instructions on how to vote your shares. You can revoke a proxy at any time before its exercise at the meeting by following the instructions in the proxy statement.

/s/ Wm. Gordon Prescott

Wm. Gordon Prescott

Corporate Secretary

March 30, 2012

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 10, 2012—THIS PROXY STATEMENT AND BERKSHIRE HILLS BANCORP, INC.’S 2011 ANNUAL REPORT TO STOCKHOLDERS ARE EACH AVAILABLE AT HTTP://BHLB2012.INVESTORROOM.COM/.

Berkshire Hills Bancorp, Inc.

Proxy Statement

Table of Contents

General Information	1

Information About Voting	1

Corporate Governance	4

Audit Committee Report	9

Director Compensation	11

Stock Ownership	13

Proposals to be Voted on by Stockholders	15

Proposal 1 — Election of Directors	15

Proposal 2 — Advisory (Non-Binding) Vote on Executive Compensation	17

Proposal 3 — Ratification of the Independent Registered Public Accounting Firm	18

Compensation Discussion and Analysis	20

Executive Compensation	37

Other Information Relating to Directors and Executive Officers	44

Submission of Business Proposals and Stockholder Nominations	47

Stockholder Communications	47

Miscellaneous	48

Other Matters	48

Berkshire Hills Bancorp, Inc.

Proxy Statement

General Information

We are providing this proxy statement to you in connection with the solicitation of proxies by the Board of Directors of Berkshire Hills Bancorp, Inc. for the 2012 Annual Meeting of stockholders and for any adjournment or postponement of the meeting. In this proxy statement, we may also refer to Berkshire Hills Bancorp, Inc. as “Berkshire Hills,” the “Company,” “we,” “our” or “us.”

Berkshire Hills is the holding company for Berkshire Bank and Berkshire Insurance Group, Inc. In this proxy statement, we may also refer to Berkshire Bank as the “Bank.”

We are holding the 2012 Annual Meeting at the Crowne Plaza Hotel, One West Street, Pittsfield, Massachusetts on May 10, 2012 at 10:00 a.m., local time.

We intend to mail this proxy statement and the enclosed proxy card to stockholders of record beginning on or about March 30, 2012.

Information About Voting

Who Can Vote at the Meeting

You are entitled to vote the shares of Berkshire Hills common stock that you owned as of the close of business on March 15, 2012. As of the close of business on March 15, 2012, a total of 21,193,105 shares of Company common stock were outstanding. Each share of common stock has one vote.

The Company’s Certificate of Incorporation provides that a record owner of the Company’s common stock who beneficially owns, either directly or indirectly, in excess of 10% of the Company’s outstanding shares, is not entitled to any vote in respect of the shares held in excess of the 10% limit. To our knowledge, there are no such record owners as of March 15, 2012.

Ownership of Shares; Attending the Meeting

You may own shares of Berkshire Hills in one of the following ways:

•	Directly in your name as the stockholder of record;

•	Indirectly through a broker, bank or other holder of record in “street name”; or

•	Indirectly in the Berkshire Hills Bancorp, Inc. Stock Fund of our 401(k) Plan, the trust that holds restricted stock awards issued to directors and employees under our equity plans, or through the Legacy Banks Employee Stock Ownership Plan or Rome Bancorp, Inc. Employee Stock Ownership Plan.

If your shares are registered directly in your name, you are the holder of record of these shares and we are sending these proxy materials directly to you. As the holder of record, you have the right to give your proxy directly to us or to vote in person at the meeting. If you wish to vote at the meeting, you will need to bring proof of identity.

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If you hold your shares in street name, your broker, bank or other holder of record is sending these proxy materials to you. As the beneficial owner, you have the right to direct your broker, bank or nominee how to vote by filling out a voting form that accompanies your proxy materials. Your broker, bank or nominee may allow you to provide voting instructions by telephone or by the Internet. Please see the form provided by your broker, bank or nominee that accompanies this proxy statement.

If you hold your shares in street name and wish to attend the meeting, you will need to bring proof of ownership to be admitted to the meeting. A recent brokerage statement or letter from a bank or broker are examples of proof of ownership. If you want to vote your shares of Berkshire Hills common stock held in street name in person at the meeting, you must obtain a written proxy in your name from the broker, bank or nominee who is the record holder of your shares. You will also need to bring proof of identity to vote at the meeting.

Quorum and Vote Required

Quorum. We will have a quorum and will be able to conduct the business of the annual meeting if the holders of a majority of the outstanding shares of common stock entitled to vote are present at the meeting, either in person or by proxy.

Votes Required for Proposals. At this year’s annual meeting, stockholders will elect four directors to serve a term of three years. In voting on the election of directors, you may vote in favor of the nominees, withhold votes as to all nominees, or withhold votes as to specific nominees. There is no cumulative voting for the election of directors. Directors must be elected by a plurality of the votes cast at the annual meeting. This means that the four nominees receiving the greatest number of votes will be elected.

In voting on the non-binding proposal to give advisory approval of our executive compensation, you may vote in favor of the proposal, vote against the proposal or abstain from voting. To approve the proposal, the affirmative vote of a majority of the votes cast at the annual meeting is required. While this vote is required by law, it will neither be binding on us or the Board of Directors, nor will it create or imply any change in the fiduciary duties of, or impose any additional fiduciary duty on us or the Board of Directors.

In voting on the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm, you may vote in favor of the proposal, vote against the proposal or abstain from voting. To ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2012, the affirmative vote of a majority of the votes cast at the annual meeting is required.

Routine and Non-Routine Proposals. Applicable rules determine whether proposals presented at stockholder meetings are routine or non-routine. If a proposal is routine, a broker or other entity holding shares for an owner in street name may vote on the proposal without receiving voting instructions from the owner. If a proposal is non-routine, the broker or other entity may vote on the proposal only if the owner has provided voting instructions. The New York Stock Exchange (“NYSE”) allows its member-brokers to vote shares held by them for their customers on matters the NYSE determines are routine, even though the brokers have not received voting instructions from their customers. The NYSE currently considers the ratification of our independent auditors (Item 3) as a routine matter. Your broker, therefore, may vote your shares in its discretion on these routine matters if you do not instruct your broker how to vote on them. If the NYSE does not consider a matter routine, then your broker is prohibited from voting your shares on the matter unless you have given voting instructions on that matter to your broker. The NYSE no longer considers the election of directors or compensation matters to be routine (Items 1 and 2). Therefore, brokers holding shares for their customers will not have the ability to cast votes with respect to the election of directors unless they have received instructions from their customers. It is important, therefore, that you provide instructions to your broker if your shares are held by a broker so that your vote with respect to the election of directors is counted.

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How We Count Votes. If you return valid proxy instructions or attend the meeting in person, we will count your shares to determine whether there is a quorum, even if you abstain from voting. Broker non-votes also will be counted to determine the existence of a quorum.

In the election of directors, votes that are withheld and broker non-votes will have no effect on the outcome of the election.

In counting votes on the proposals to give advisory approval of our executive compensation and to ratify the selection of the independent registered public accounting firm, we will not count abstentions or broker non-votes as votes cast on these proposals. Therefore, abstentions and broker non-votes will have no impact on the outcome of these proposals.

Solicitation of Proxies. The Company will bear the entire cost of soliciting proxies from you. In addition to solicitation of proxies by mail, we will request that banks, brokers and other holders of record send proxies and proxy materials to the beneficial owners of Berkshire Hills Bancorp, Inc. common stock and secure their voting instructions, if necessary. We have also made arrangements with Phoenix Advisory Partners to assist us in soliciting proxies and have agreed to pay them a fee of $6,000 plus reasonable expenses for their services. If necessary, we may also use several of its employees, who will not be specially compensated, to solicit proxies from stockholders, personally or by telephone, facsimile or letter.

Voting by Proxy

The Company’s Board of Directors is sending you this proxy statement to request that you allow your shares of Company common stock to be represented at the annual meeting by the persons named as proxies on the enclosed proxy card. All shares of Company common stock represented at the meeting by properly executed and dated proxies will be voted according to the instructions indicated on the proxy card. If you sign, date and return a proxy card without giving voting instructions, your shares will be voted as recommended by the Company’s Board of Directors. The Board of Directors recommends that you vote “FOR” each of the nominees for director, “FOR” our executive compensation as described in this proxy statement “FOR” ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal year 2012.

If any matters not described in this proxy statement are properly presented at the annual meeting, the persons named as proxies on the proxy card will use their judgment to determine how to vote your shares. This includes a motion to adjourn or postpone the meeting to solicit additional proxies. If the annual meeting is postponed or adjourned, your Company common stock may be voted by the persons named in the proxy card on the new meeting date, provided such new meeting occurs within 30 days of the annual meeting and you have not revoked your proxy. The Company does not currently know of any other matters to be presented at the meeting.

You may revoke your proxy at any time before the vote is taken at the meeting. To revoke your proxy, you must either advise the Corporate Secretary of the Company in writing before your common stock has been voted at the annual meeting, deliver a later dated proxy or attend the meeting and vote your shares in person by ballot. Attendance at the annual meeting will not in itself constitute revocation of your proxy.

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Participants in the Berkshire Bank 401(k) Plan

If you invest in Berkshire Hills common stock through the Berkshire Hills Bancorp Stock Fund in our 401(k) Plan, you will receive a voting instruction card that reflects all shares you may vote under the plan. Under the terms of the 401(k) Plan, a participant is entitled to direct the trustee how to vote the shares in the Berkshire Hills Bancorp, Inc. Stock Fund credited to his or her account. The trustee will vote all shares for which it does not receive timely instructions from participants in the same proportion as shares for which the trustee received voting instructions. Your voting instructions must be received by May 3, 2012.

Former Participants in the Legacy Banks Employee Stock Ownership Plan and the Rome Bancorp, Inc. Employee Stock Ownership Plan

As a result of our acquisition of Legacy Bancorp, Inc. and Rome Bancorp, Inc., the Legacy Banks Employee Stock Option Plan and Rome Bancorp, Inc. Employee Stock Option Plan (collectively, the “ESOP”) hold Berkshire Hills common stock. If you are a former participant in either ESOP, you are entitled to direct the applicable ESOP Trustee on how to vote the shares of Berkshire Hills common stock allocated to your account. Each former participant in the ESOP will receive a voting instruction card that reflects all the shares that he or she is entitled to vote. The applicable ESOP Trustee will vote all shares for which it does not receive timely instructions from participants in the same proportion as shares for which the applicable ESOP Trustee received voting instructions. Your voting instructions must be received by May 3, 2012.

Holders of Non-Vested Restricted Stock Awards

If you have been granted a restricted stock award under the Berkshire Hills Bancorp, Inc. Amended and Restated 2003 Equity Compensation Plan or the 2011 Equity Incentive Plan (collectively referred to as the “Incentive Plan”), you will receive a voting instruction card that reflects all unvested shares of Berkshire Hills common stock subject to the restricted stock award that you may vote under the plan. Under the terms of the Incentive Plan, a participant is entitled to direct the trustee how to vote the unvested shares of restricted Berkshire Hills common stock awarded to him or her. The trustee will vote the shares of Berkshire Hills common stock held in the Incentive Plan Trust in accordance with instructions it receives from you and other stock award recipients. Your voting instructions must be received by May 3, 2012.

Corporate Governance

Director Independence

The Company’s Board of Directors currently consists of 12 members, all of whom are independent under the listing requirements of The NASDAQ Stock Market, except for Messrs. Daly and Curley, who are Officers of Berkshire Hills and Berkshire Bank, and Mr. Dunlaevy, by reason of his Non-Competition and Consulting Agreement with the Company, dated April 6, 2011, pursuant to Legacy Bancorp, Inc.’s merger with and into the Company. In determining the independence of its directors, the Board considered transactions, relationships and arrangements between the Company and its directors that are not required to be disclosed in this proxy statement under the heading “Transactions with Related Persons,” including loans or lines of credit that the Bank has directly or indirectly made to Directors Daly, Mahoney, Miller, Phelps, Raser and Templeton.

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Corporate Governance Policy

The Board of Directors has adopted a corporate governance policy to govern certain activities, including: the duties and responsibilities of directors; the composition, responsibilities and operation of the Board of Directors; the operation of board committees; succession planning; convening executive sessions of independent directors; the Board of Directors’ interaction with management and third parties; and the evaluation of the performance of the Board of Directors and of the Chief Executive Officer.

Committees of the Board of Directors

The following table identifies our standing committees and their members. All members of the Audit Committee, the Compensation Committee and the Corporate Governance/Nominating Committee are independent in accordance with the listing requirements of The NASDAQ Stock Market. Each committee operates under a written charter that is approved by the Board of Directors that governs its composition, responsibilities and operation. Each committee reviews and reassesses the adequacy of its charter at least annually. The charters of all four committees are available in the Governance Documents portion of the Investor Relations section of the Company’s Web site (www.berkshirebank.com).

Director	Audit Committee	Compensation Committee	Corporate Governance/ Nominating Committee	Risk Management Committee	Capital Committee (formed October 2011)
Lawrence A. Bossidy		X	X
Robert M. Curley				X*	X
Michael P. Daly
John B. Davies		X*	X
Rodney C. Dimock		X		X
Susan M. Hill	X*
Cornelius D. Mahoney			X		X*
Catherine B. Miller		X			X
David E. Phelps	X		X*
D. Jeffrey Templeton	X			X
Barton D. Raser	X				X
J. Williar Dunlaevy				X	X
Number of Meetings in 2011	7	6	6	6	1

*	Denotes Chairperson

Audit Committee

The Audit Committee assists the Board of Directors in its oversight of the Company’s accounting and reporting practices, the quality and integrity of the Company’s financial reports and the Company’s compliance with legal and regulatory requirements related to accounting and financial reporting. The Committee is also responsible for engaging the Company’s independent registered public accounting firm and monitoring its performance and independence. Each member of the Audit Committee is independent under the listing requirements of The NASDAQ Stock Market and the rules of the Securities and Exchange Commission applicable to audit committee members. The Board of Directors has designated Director Hill as an audit committee financial expert under the rules of the Securities and Exchange Commission.

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Compensation Committee

The Compensation Committee approves the compensation objectives for the Company and its subsidiaries and establishes the compensation for the Chief Executive Officer and other executives. The Compensation Committee also reviews the Company’s incentive compensation and other equity plans and recommends changes to the plans as needed. The Compensation Committee reviews all compensation components for the Company’s Chief Executive Officer and other highly compensated executive officers, including base salary, annual incentive, long-term incentives/equity, benefits and other perquisites. In addition to reviewing competitive market factors, the Compensation Committee also examines the total compensation mix, pay-for-performance relationship, and how all elements, in the aggregate, comprise the executive’s total compensation package. Decisions by the Compensation Committee with respect to the compensation of executive officers are approved by the full Board of Directors. See “Compensation Discussion and Analysis” for more information regarding the role of the Compensation Committee, management and compensation consultants in determining and/or recommending the amount or form of executive compensation.

Corporate Governance/Nominating Committee

The Company’s Corporate Governance/Nominating Committee assists the Board of Directors in: (1) identifying qualified individuals to serve as Board members, (2) determining the composition of the Board of Directors and its committees, (3) monitoring a process to assess Board effectiveness and (4) developing and implementing the Company’s corporate governance guidelines. The Corporate Governance/Nominating Committee also considers and recommends the nominees for director to stand for election at the Company’s annual meeting of stockholders.

Minimum Qualifications. The Corporate Governance/Nominating Committee has adopted a set of criteria that it considers when it selects individuals to be nominated for election to the Board of Directors. A candidate must meet the eligibility requirements set forth in the Company’s bylaws, which include a residency requirement and a requirement that the candidate not have been subject to certain criminal or regulatory actions. A candidate also must meet any qualification requirements set forth in any Board or committee governing documents.

These qualifications include:

•	No person shall be eligible for election or appointment to the Board of Directors: (i) if such person has, within the previous 10 years, been the subject of supervisory action by a financial regulatory agency that resulted in a cease and desist order or an agreement or other written statement subject to public disclosure under 12 U.S.C. 1818(u), or any successor provision; (ii) if such person has been convicted of a crime involving dishonesty or breach of trust which is punishable by imprisonment for a term exceeding one year under state or federal law; (iii) if such person is currently charged in any information, indictment, or other complaint with the commission of or participation in such a crime; and (iv) except for persons serving as members of the initial Board of Directors or except as otherwise approved by the Board of Directors, unless such person has been, for a period of at least one year immediately prior to his or her nomination or appointment, a resident of a county in which the Corporation or its subsidiaries maintains a banking office or a county contiguous to any such county.

•	No person shall be eligible for election or appointment to the Board of Directors if such person is the nominee or representative of a company, as that term is defined in Section 10 of the Home Owners' Loan Act or any successor provision, of which any director, partner, trustee or shareholder controlling more than 10% of any class of voting stock would not be eligible for election or appointment to the Board of Directors.

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•	No person may serve on the Board of Directors and at the same time be a director of more than two other public companies, or their subsidiaries.

•	No person shall be eligible for election to the Board of Directors if such person is the nominee or representative of a person or group, or of a group acting in concert (as defined in 12 C.F.R Section 574.4(d)), that includes a person who is ineligible for election to the Board of Directors.

•	The Board of Directors shall have the power to construe and apply the provisions of the Company's by-laws and other governance documents, and to make all determinations necessary or desirable to implement such provisions, including but not limited to determinations as to whether a person is a nominee or representative of a person, a company or a group, whether a person or company is included in a group, and whether a person is the nominee or representative of a group acting in concert.

If the candidate is deemed eligible and qualified for election to the Board of Directors, the Corporate Governance/Nominating Committee will then evaluate the following criteria in selecting nominees:

•	financial, regulatory and business experience;

•	familiarity with and participation in the local communities;

•	integrity, honesty and reputation in connection with upholding a position of trust with respect to customers;

•	dedication to the Company and its stockholders; and

•	independence.

The Committee also will consider any other factors the Corporate Governance/Nominating Committee deems relevant, including age, diversity, size of the Board of Directors and regulatory disclosure obligations. We do not maintain a specific diversity policy, but diversity is considered in our review of candidates. Diversity is considered in terms of how a candidate’s background, experience, qualifications, attributes and skills may complement, supplement or duplicate those of other prospective candidates.

With respect to nominating an existing director for re-election to the Board of Directors, the Corporate Governance/Nominating Committee will consider and review an existing director’s board and committee attendance and performance; length of board service; the experience, skills and contributions that the existing director brings to the board; and independence.

Director Nomination Process. The Corporate Governance/Nominating Committee has adopted a process to identify and evaluate individuals to be nominated for election to the Board of Directors. For purposes of identifying nominees, the Corporate Governance/Nominating Committee relies on personal contacts of the committee members and other members of the Board of Directors, as well as its knowledge of members of the communities served by the Company and its subsidiaries. The Corporate Governance/Nominating Committee will also consider director candidates recommended by stockholders in accordance with the policy and procedures set forth below. The Corporate Governance/Nominating Committee has not previously used an independent search firm to identify nominees.

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In evaluating potential nominees, the Corporate Governance/Nominating Committee determines whether the candidate is eligible and qualified for service on the Board of Directors by evaluating the candidate under certain criteria, which are described above under “Minimum Qualifications.” If such individual fulfills these criteria, the Corporate Governance/Nominating Committee will conduct a check of the individual’s background and interview the candidate to further assess the qualities of the prospective nominee and the contributions he or she would make to the Board.

Consideration of Recommendations by Stockholders. It is the policy of the Corporate Governance/Nominating Committee of the Board of Directors of the Company to consider director candidates recommended by stockholders who appear to be qualified to serve on the Company’s Board of Directors. The Corporate Governance/Nominating Committee may choose not to consider an unsolicited recommendation if no vacancy exists on the Board of Directors and the Corporate Governance/Nominating Committee does not perceive a need to increase the size of the Board of Directors. To avoid the unnecessary use of the Corporate Governance/Nominating Committee’s resources, the Corporate Governance/Nominating Committee will consider only those director candidates recommended in accordance with the procedures set forth below.

Procedures to be Followed by Stockholders. To submit a recommendation of a director candidate to the Corporate Governance/Nominating Committee, a stockholder should submit the following information in writing, addressed to the Chairman of the Corporate Governance/Nominating Committee, care of the Corporate Secretary, at the main office of the Company:

1.	The name of the person recommended as a director candidate;

2.	All information relating to such person that is required to be disclosed in solicitations of proxies for election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934;

3.	The written consent of the person being recommended as a director candidate to being named in the proxy statement as a nominee and to serving as a director if elected;

4.	As to the stockholder making the recommendation, the name and address of such stockholder as it appears on the Company’s books; provided, however, that if the stockholder is not a registered holder of the Company’s common stock, the stockholder should submit his or her name and address along with a current written statement from the record holder of the shares that reflects ownership of the Company’s common stock; and

5.	A statement disclosing whether such stockholder is acting with or on behalf of any other person and, if applicable, the identity of such person.

In order for a director candidate to be considered for nomination at the Company’s annual meeting of stockholders, the recommendation must be received by the Corporate Governance/Nominating Committee at least 120 calendar days before the date the Company’s proxy statement was released to stockholders in connection with the previous year’s annual meeting, advanced by one year.

Leadership Structure

The Board has no policy with respect to the separation of the offices of Chairman and Chief Executive Officer. The Board believes that the current leadership structure has served the Company well over recent years and that it is the best leadership structure for the Company at the present time.

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Capital Committee

The Capital Committee assists the Board of Directors in planning for future capital needs. The Capital Committee is also responsible for ensuring compliance with regulations pertaining to capital structure and levels. In accordance with its charter, a majority of the directors serving on the Capital Committee must meet the definition of independent director under the listing requirements of the NASDAQ stock market. The committee presently has five directors and is chaired by Cornelius D. Mahoney.

Risk Management Committee

The Risk Management Committee assists the Board of Directors in: (1) overseeing management’s program to limit or control the material business risks that confront the Company; and (2) approving policies and procedures designed to lead to an understanding of and to identify, control, monitor and measure the material business risks of the Company and its subsidiaries. These material business risks include, but are not limited to, credit risk, interest rate risk, liquidity risk, regulatory risk, legal risk, operational risk, strategic risk and reputation risk.

Board and Committee Meetings

During 2011, the Board of Directors held eleven meetings. All of the current directors attended at least 75% of the total number of the board meetings and committee meetings held on which such directors served during 2011.

Director Attendance at Annual Meeting of Stockholders

The Board of Directors encourages each director to attend annual meetings of stockholders. All but three directors attended the 2011 annual meeting of stockholders.

Code of Business Conduct

The Company has adopted a Code of Business Conduct that is designed to promote the highest standards of ethical conduct by the Company’s directors, executive officers and employees. The Code of Business Conduct, which applies to all employees and directors, addresses conflicts of interest, the treatment of confidential information, general employee conduct and compliance with applicable laws, rules and regulations. In addition, the Code of Business Conduct is designed to deter wrongdoing and promote honest and ethical conduct, the avoidance of conflicts of interest, full and accurate disclosure and compliance with all applicable laws, rules and regulations. A copy of the Code of Business Conduct can be found in the Governance Documents portion of the Investor Relations section of the Company’s Web site (www.berkshirebank.com).

Audit Committee Report

The Company’s management is responsible for the Company’s internal controls and financial reporting process. The Company’s independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements and issuing an opinion on the fair presentation of those financial statements in conformity with generally accepted accounting principles. The independent registered public accounting firm is also responsible for issuing an opinion on the Company’s internal control over financial reporting based on criteria issued by the Committee on Sponsoring Organizations of the Treadway Commission. The Audit Committee oversees the Company’s internal controls and financial reporting process on behalf of the Board of Directors.

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In this context, the Audit Committee has met and held discussions with management and the independent registered public accounting firm. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles and provided its Report on Internal Control over Financial Reporting. The Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm. The Audit Committee discussed with the independent registered public accounting firm matters required to be discussed by Statement on Auditing Standards No. 61 (Communication With Audit Committees), including the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of the disclosures in the financial statements. The Audit Committee discussed with the Company’s independent registered public accounting firm the overall scope and plans for its audit. The Audit Committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of its examination, its evaluation of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

In addition, the Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning the independent registered public accounting firm’s independence. In concluding that the registered public accounting firm is independent, the Audit Committee considered, among other factors, whether the non-audit services provided by the firm were compatible with its independence.

In performing all of these functions, the Audit Committee acts only in an oversight capacity. In its oversight role, the Audit Committee relies on the work and assurances of the Company’s management, which has the primary responsibility for financial statements and reports, and of the independent registered public accounting firm that, in its report, expresses an opinion on the fairness and conformity of the Company’s financial statements to generally accepted accounting principles. The Audit Committee’s oversight does not provide it with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions with management and the independent registered public accounting firm do not assure that the Company’s financial statements are presented fairly in accordance with generally accepted accounting principles, that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards or that the Company’s independent registered public accounting firm is “independent.”

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 for filing with the Securities and Exchange Commission. The Audit Committee also has approved, subject to stockholder ratification, the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012.

Audit Committee of the Board of Directors of

Berkshire Hills Bancorp, Inc.

Susan M. Hill, Chair

David E. Phelps

Barton D. Raser

D. Jeffrey Templeton

10

Director Compensation

The Company uses a combination of cash, restricted stock and stock options to attract and retain qualified candidates to serve on the Board. Equity compensation provides the opportunity to earn more based on the Company’s total stockholder return and to align directors’ interests with those of the Company’s stockholders. The Corporate Governance/Nominating Committee reviews director compensation and benefits annually and makes recommendations to the Board. The following table provides the compensation received by individuals who served as non-employee directors of the Company during the 2011 fiscal year. This table excludes perquisites, which did not exceed $10,000 in the aggregate for each director.

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($) (1)	Option Awards ($) (1)	All Other Compensation ($) (2)		Total ($)
Wallace W. Altes	—		—	—	32,959	(3)	32,959
Lawrence A. Bossidy	57,000		20,010	—	1,248		78,258
Robert M. Curley	33,000		70,027	—	389		103,416
John B. Davies	41,000		20,010	—	1,248		62,258
Rodney C. Dimock	33,000		20,010	—	1,248		54,258
Susan M. Hill	33,000		20,010	—	1,248		54,258
Cornelius D. Mahoney	41,000		20,010	—	28,304	(4)	89,314
Catherine B. Miller	33,000		20,010	—	1,248		54,258
David E. Phelps	42,000		20,010	—	1,248		63,258
D. Jeffrey Templeton	33,000		20,010	—	1,248		54,258
J. Williar Dunlaevy	13,750	(5)	—	—	255,357	(5)	269,107
Barton D. Raser	13,750		—	—	167	(6)	13,750

(1)	Represents the grant date fair value of the restricted stock awarded under the Amended and Restated Berkshire Hills Bancorp, Inc. 2003 Equity Compensation Plan, and/or the 2011 Equity Incentive Plan. The grant date fair value of the restricted stock awards has been computed in accordance with the stock based accounting rules under FASB ASC Topic 718 (formerly FAS 123(R)). A discussion of the assumptions used in calculating the award values may be found at Note 20 to our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2011. No Option Awards were granted to any director in 2011. As of December 31, 2011, each non-employee director had the following number of unvested shares of restricted stock and stock options outstanding:

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Name	Shares of Unvested Restricted Stock Held in Trust	Stock Options Outstanding
Lawrence A. Bossidy	2,151	12,005
Robert M. Curley	4,372	—
John B. Davies	2,151	21,621
Rodney C. Dimock	2,151	—
Susan M. Hill	2,151	—
Cornelius D. Mahoney	2,151	15,000
Catherine B. Miller	2,151	495
David E. Phelps	2,151	—
D. Jeffrey Templeton	2,151	5,260
J. Williar Dunlaevy	—	136,638
Barton D. Raser	—	—
(2)	Reflects the dollar value of dividends paid on stock awards.
(3)	Mr. Altes retired from the Board on December 11, 2009, but by agreement is continuing to receive Board fees through May 2012, when his term otherwise would have expired.
(4)	For Mr. Mahoney, also includes $27,020 in imputed income on split dollar insurance.
(5)	Mr. Dunlaevy became a non-employee director on July 21, 2011, and his 2011 compensation figures reflect compensation paid to Mr. Dunlaevy beginning with that date. In addition, Mr. Dunlaevy was paid $254,167 in 2011 pursuant to a non-competition and consulting agreement entered into with us and which was effective on July 21, 2011, and $1,190 in imputed income on split dollar insurance.
(6)	Mr. Raser was paid $167 in imputed income on split dollar insurance.

Retainers for Non-Employee Directors. The following table sets forth the applicable retainers that will be paid to our non-employee directors for their service on our Board of Directors during 2012.

Annual Cash Retainer for Board Service	$30,000
Annual Cash Retainer for Board Chair	$45,000
Annual Equity Retainer for Board Service	$30,000
Annual Retainer for Audit Committee Chair	$10,000
Annual Retainer for Risk Management Committee Chair	$6,000
Annual Retainer for Capital, Compensation, Governance/Nominating and Capital Committee Chair	$4,000
Annual Retainer for Attendance at Committee Meetings	$8,000
Annual Retainer for Attendance at Governance and Nominating Committee Meetings	$4,000

Agreement with J. Williar Dunlaevy. We entered into a Non-Competition and Consulting Agreement with Mr. J. Williar Dunlaevy effective July 21, 2011, which is the same date we acquired Legacy Bancorp, Inc. Under the agreement, Mr. Dunlaevy has agreed to perform consulting services as a liaison to Legacy Banks Foundation for a period of twelve months. In addition, for a period of twenty-four months, Mr. Dunlaevy has also agreed not to solicit or offer employment to any employee of Berkshire Hills or our subsidiaries. In exchange for the consulting services and the agreement not to compete or solicit, we have agreed to pay Mr. Dunlaevy $400,000, with $150,000 paid on July 21, 2011 and $250,000 payable in monthly installments over the twelve month consulting period.

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Stock Ownership

The following table provides information as of March 15, 2012, with respect to persons known by the Company to be the beneficial owners of more than 5% of the Company’s outstanding common stock. A person may be considered to own any shares of common stock over which he or she has, directly or indirectly, sole or shared voting or investing power. Percentages are based on 21,193,105 shares outstanding at March 15, 2012.

Name and Address	Number of Shares Owned		Percent of Common Stock Outstanding
Royce & Associates, LLC 745 Fifth Avenue New York, New York 10151	1,074,500	(1)	5.1

Heartland Advisors, Inc. 789 North Water Street Milwaukee, WI 53202	1,221,545	(2)	5.8

BlackRock, Inc. 40 East 52nd Street New York, New York 10022	1,317,658	(3)	6.2

Dimensional Fund Advisors LP Palisades West Building One 6300 Bee Cave Road Austin, TX 78746	1,468,626	(4)	6.9

(1)	Based on information contained in a Schedule13G/A filed with the U.S. Securities and Exchange Commission on January 9, 2012.
(2)	Based on information contained in a Schedule 13G filed with the U.S. Securities and Exchange Commission on February 10, 2012.
(3)	Based on information contained in a Schedule 13G/A filed with the U.S. Securities and Exchange Commission on February 13, 2012.
(4)	Based on information contained in a Schedule 13G/A filed with the U.S. Securities and Exchange Commission on February 14, 2012.

The following table provides information about the shares of Company common stock that are owned by each director or nominee for director of the Company, by the executive officers named in the Summary Compensation Table and the aggregate number of shares owned by all directors, nominees for director and executive officers of the Company as a group as of March 15, 2012. A person may be considered to own any shares of common stock over which he or she has, directly or indirectly, sole or shared voting or investment power. Unless otherwise indicated, each of the named individuals has sole voting and investment power with respect to the shares shown and none of the shares shown have been pledged. The number of shares owned by all directors and named executive officers as a group totaled 3.8% of our outstanding common stock as of March 15, 2012. Each director and named executive officer owned less than 1.0% of our outstanding common stock as of that date. Percentages are based on 21,193,105 shares outstanding at March 15, 2012.

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Name	Number of Shares Owned (Excluding Options) (1)		Options Exercisable Within 60 Days	Total
Directors
Lawrence A. Bossidy	76,747	(2)	12,005	88,752
Robert M. Curley	8,287		—	8,287
Michael P. Daly	103,623		47,481	151,104
John B. Davies	16,958		21,621	38,579
Rodney C. Dimock	12,174	(3)	—	12,174
Susan M. Hill	22,945	(4)	—	22,945
Cornelius D. Mahoney	39,811	(5)	15,000	54,811
Catherine B. Miller	17,234	(6)	495	17,729
David E. Phelps	9,002		—	9,002
D. Jeffrey Templeton	21,135		5,260	26,395
Barton D. Raser	21,495	(7)	—	21,495
J. Williar Dunlaevy	70,175	(8)	136,638	206,813

Named Executive Officers Who Are Not Directors
Kevin P. Riley	48,543		—	48,543
Sean A. Gray	15,935		—	15,935
Linda Johnston	28,181		—	28,181
Richard M. Marotta	15,150		—	15,150
Patrick J. Sullivan	19,034	(9)	15,662	34,696
All Executive Officers and Directors, as a Group (17 persons)	546,429		254,162	800,591

(1)	This column includes the following:

Name	Shares of Granted but Unearned Restricted Stock Held In Trust	Shares Held In Trust in the Berkshire Bank 401(k) Plan
Mr. Bossidy	2,542	—
Mr. Curley	4,763	—
Mr. Daly	13,226	19,790
Mr. Davies	2,542	—
Mr. Dimock	2,542	—
Ms. Hill	2,542	—
Mr. Mahoney	2,542	—
Ms. Miller	2,542	—
Mr. Phelps	2,542	—
Mr. Templeton	2,542	—
Mr. Raser	1,310	—
Mr. Dunlaevy	1,310
Mr. Riley	7,200	5,986
Mr. Gray	6,704	559
Ms. Johnston	5,070	13,903
Mr. Marotta	6,510	—
Mr. Sullivan	6,746	575

(2)	Includes 69,518 shares held in a trust.
(3)	Includes 3,400 shares held by an LLC.
(4)	Includes 322 shares held by Ms. Hill’s spouse’s IRA.
(5)	Includes 675 shares held by each of Mr. Mahoney’s two children via trusts. Includes 35,919 shares pledged as security.
(6)	Includes 1,031 shares held by Ms. Miller’s spouse.
(7)	Includes 12,404 shares held by a Company.
(8)	Includes 8,457 shares held by Mr. Dunlaevy’s spouse and 5,226 shares held in an employee stock ownership plan.
(9)	Includes 436 shares held by an employee stock ownership plan for the benefit of Mr. Sullivan.

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Proposals to be Voted on by Stockholders

Proposal 1 — Election of Directors

The Company’s Board of Directors currently consists of 12 members. The Board is divided into three classes, each with three-year staggered terms, with one-third of the directors elected each year. The nominees for election this year are Lawrence A. Bossidy, Robert M. Curley, Barton D. Raser and D. Jeffrey Templeton , all of whom are current directors of the Company and the Bank.

It is intended that the proxies solicited by the Board of Directors will be voted for the election of the nominees named above. If any nominee is unable to serve, the persons named in the proxy card will vote your shares to approve the election of any substitute proposed by the Board of Directors. At this time, the Board of Directors knows of no reason why any nominee might be unable to serve. Except as indicated herein, there are no arrangements or understandings between the nominees and any other person pursuant to which such nominees were selected.

The Board of Directors recommends a vote “FOR” the election of all nominees.

Information regarding the nominees and the directors continuing in office is provided below. Unless otherwise stated, each individual has held his or her current occupation for the last five years. The age indicated in each nominee’s biography is as of December 31, 2009. There are no family relationships among the directors or executive officers. The indicated period for service as a director includes service as a director of the Bank.

Board Nominees for Terms Ending in 2015

Lawrence A. Bossidy held the positions of Chairman and Chief Executive Officer of Honeywell International, Inc. and before that he was Chairman and Chief Executive Officer of AlliedSignal. Before that, he held the positions of Chief Operating Officer of General Electric Credit, President of General Electric’s Services and Materials Sector and Vice Chairman of General Electric. Mr. Bossidy has served as a member of the Boards of Directors of Merck & Co., Inc., JPMorgan Chase, and K&F Industries Holdings. Mr. Bossidy has authored two prominent books on business leadership and is nationally recognized and respected for his business success and contributions to corporate governance and to the arts of business execution and leadership development. Age 77. Director since 2002.

Robert M. Curley served as Chairman and President for Citizens Bank in New York from 2005 to 2009. Prior to joining Citizens, Mr. Curley served at Charter One Bank where he was President for New York and New England. During the period of 1976 to 1999, Mr. Curley was employed by KeyCorp., where he rose to the position of Vice Chairman of KeyBank N.A., and served as President and Chief Executive Officer of four subsidiary banks. Mr. Curley was hired by the Company and the Bank as Chairman of their New York bank and appointed as a non-independent director of the Company and the Bank in December 2009. He brings a wealth of knowledge to the Board concerning the banking industry in the northeastern United States generally, and our New York Capital District region specifically, as well as the day-to-day management and oversight of a highly successful bank. Age 64. Director since 2009.

Barton D. Raser is the co-owner and Vice President of Carr Hardware, with its headquarters located in Pittsfield, Massachusetts. Mr. Raser has served in this capacity since 1990. Mr. Raser served as director of Legacy Bancorp, Inc. and Legacy Banks from 2001 to 2011, during which time he served on Legacy Bancorp’s Audit Committee, Trust Committee and Governance and Nominating Committee and chaired Legacy Banks’ Credit/ALCO Committee. Mr. Raser enhances the Board with his knowledge of the Berkshire County economy and marketplace, as well as his experience with day to day management and oversight of a successful retail/wholesale business. Age 47. Director since 2011.

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D. Jeffrey Templeton is the owner and President of The Mosher Company, Inc., located in Chicopee, Massachusetts, a manufacturer of buffing and polishing compounds, abrasive slurries and a distributor of related grinding, polishing and lapping machinery. Mr. Templeton is a former director of Woronoco Bancorp and provides experience and perspective as a successful business owner in our Springfield and central Massachusetts markets. Age 70. Director since 2005.

Directors with Terms Ending in 2013

John B. Davies is a former Executive Vice President of Massachusetts Mutual Life Insurance and is currently an Agent Emeritus with Massachusetts Mutual providing high net worth counseling with a focus on tax efficiency and intergenerational transfers of wealth. Mr. Davies is a former director of Woronoco Bancorp, and provides the Board with knowledge and understanding of our Springfield and central Massachusetts markets, as well as experience in financial institution management, and expertise in financial services including insurance and wealth management. Age 62. Director since 2005.

Rodney C. Dimock is a Principal at Arrow Capital, LLC, a private investing property development and consulting services company, located in West Granby, Connecticut. He was formerly President, Chief Operating Officer and a director of Cornerstone Properties, a $4.8 billion office building real estate investment trust and before that he was President of Aetna Realty Investors, Inc., one of the country’s largest real estate investment management advisors. Mr. Dimock provides experience in financial institution management, as well as experience and perspective on commercial real estate markets and the business climate and opportunities in Southern New England. Age 65. Director since 2006.

David E. Phelps is the President and Chief Executive Officer of Berkshire Health Systems, whose major affiliates are Berkshire Medical Center, Fairview Hospital and Berkshire Health Care Systems, an operator of nursing and rehabilitative care facilities throughout Berkshire County and other areas of Massachusetts, Ohio and Pennsylvania. Mr. Phelps is a prominent corporate executive in Berkshire County with strong ties to the local community and economy. Age 59. Director since 2006.

J. Williar Dunlaevy is the former Chief Executive Officer and Chairman of the Board of Legacy Bancorp, Inc. and Legacy Banks (collectively, “Legacy”). Mr. Dunlaevy served as the Chief Executive Officer and Chairman of the Board of Legacy since 1996. Mr. Dunlaevy’s extensive banking experience and knowledge of local markets enhances the breadth of experience of the Board. Age 65. Director since 2011.

Directors with Terms Ending in 2014

Michael P. Daly is President and Chief Executive Officer of the Company and the Bank. Before these appointments, Mr. Daly served as Executive Vice President and Senior Loan Officer of the Bank. He has been an employee of the Bank since 1986. Mr. Daly’s extensive banking experience and knowledge of local markets enhances the breadth of experience of the Board of Directors. Age 50. Director since 2002.

Susan M. Hill is President of Hill & Thompson, P.C., a certified public accounting firm located in Manchester Center, Vermont. She served as a director of Factory Point Bancorp, Inc. and Factory Point National Bank of Manchester Center from 1992 until their acquisition by Berkshire Hills in September 2007. As an accountant, Ms. Hill provides knowledge and expertise to the Board in the areas of financial statement preparation and reporting, and serves as the Company’s Audit Committee Financial Expert. Ms. Hill is designated as a Certified Financial Planner and adds value in the oversight of the Company’s financial services and wealth management business. She also provides experience and perspective concerning operations in our Vermont region. Age 62. Director since 2007.

16

Cornelius D. Mahoney served as President, Chief Executive Officer and Chairman of the Board of Woronoco Bancorp and Woronoco Savings Bank before their merger with the Company and the Bank in June 2005. He is a former Chairman of America’s Community Bankers and the Massachusetts Bankers Association and a former Director of the Federal Home Loan Bank of Boston. He was a member of the Thrift Institution Advisory Council to the Federal Reserve Board of Governors and is a past Chairman of the Board of Trustees at Westfield State College. Mr. Mahoney provides valuable experience and insight as a successful banking executive and nationally recognized industry contributor, as well as knowledge of and involvement with our Springfield region markets. Age 66. Director since 2005.

Catherine B. Miller was a Vice President and an owner of Wheeler & Taylor, Inc., an insurance agency with offices in Stockbridge, Great Barrington and Sheffield, Massachusetts. Ms. Miller previously held administrative and faculty appointments at the State University of New York in Albany and Simon’s Rock College of Bard in Great Barrington, Massachusetts. Ms. Miller is a prominent business and community leader in southern Berkshire County, and provides perspective and understanding to the Board concerning the operations of the Company’s insurance business. Age 70. Director since 1983.

Proposal 2 — Advisory (Non-Binding) Vote on Executive Compensation

In accordance with Section 14A of the Exchange Act, stockholders are being given the opportunity to vote on an advisory (non-binding) resolution at the Annual Meeting to approve our executive compensation, as described above under “Compensation Discussion and Analysis,” compensation tables and narrative discussion of Named Executive compensation in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives stockholders the opportunity to endorse or not endorse the Company’s executive pay program.

The purpose of our compensation policies and procedures is to attract and retain experienced, highly qualified executives critical to the Company’s long-term success and enhancement of stockholder value. The Board of Directors believes the Company’s compensation policies and procedures achieve this objective, and therefore recommend stockholders vote “For” the proposal.

“Resolved, that the compensation paid to the Company’s Named Executive Officers, as disclosed in this proxy statement pursuant to Item 402 of Securities and Exchange Commission Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby Approved.”

Is the Stockholder Vote Binding on the Company? This is an advisory vote only, and neither the Company nor the Board of Directors will be bound to take action based upon the outcome. The Compensation Committee will consider the vote of the stockholders when considering future executive compensation arrangements.

What Is The Board’s Recommendation On Voting On This Proposal? The Board unanimously recommends that stockholders vote “For” this proposal.

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Proposal 3 — Ratification of the Independent Registered Public Accounting Firm

The Audit Committee of the Board of Directors has appointed PricewaterhouseCoopers LLP to be the Company’s independent registered public accounting firm for the 2012 fiscal year, subject to ratification by stockholders. On February 24, 2011, the Audit Committee dismissed Wolf & Company, P.C. (“Wolf”) as the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2011 and any quarterly periods therein. Such decision became effective upon completion by Wolf of its audit of consolidated financial statements of the Company for the year ended December 31, 2010, the filing of the related Form 10-K, and the Company’s annual filing with the U.S. Department of Housing and Urban Development. The decision to dismiss Wolf was approved by the Audit Committee.

The audit reports on the consolidated financial statements of the Company for the years ended December 31, 2010 and 2009 did not contain an adverse opinion or disclaimer of opinion, and were not qualified or modified, as to uncertainty, audit scope or accounting principles.

During the fiscal years ended December 31, 2010 and 2009 and the subsequent interim period through February 24, 2011, there were no: (1) disagreements with Wolf on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to Wolf’s satisfaction, would have caused Wolf to make reference to the subject matter of such disagreements in its reports, or (2) reportable events under Item 304(a)(1)(v) of Regulation S-K.

The Company requested that Wolf furnish it with a letter addressed to the Securities and Exchange Commission stating whether or not Wolf agreed with the above statements. A copy of Wolf’s letter is provided as an Exhibit to our Form 8-K, filed with the Securities and Exchange Commission on March 1, 2011.

On February 24, 2011, the Company engaged PricewaterhouseCoopers LLP as the Company’s new principal accountants for the fiscal year ending December 31, 2011. The engagement was approved by the Audit Committee of the Board of Directors of the Company. During the fiscal years ended December 31, 2010 and 2009, and the subsequent interim period prior to February 24, 2011, the Company did not consult with PricewaterhouseCoopers LLP regarding any of the matters or events set forth in Item 304(a)(2)(i) and (ii) of Regulation S-K.

A representative of PricewaterhouseCoopers LLP is expected to be present at the annual meeting to respond to appropriate questions from stockholders and will have the opportunity to make a statement should he or she desire to do so.

If the ratification of the appointment of the firm is not approved by a majority of the votes cast by stockholders at the annual meeting, other independent registered public accounting firms may be considered by the Audit Committee of the Board of Directors.

The Board of Directors unanimously recommends a vote “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the 2012 fiscal year.

18

Audit Fees. The following table sets forth the fees billed to the Company for the fiscal year ended December 31, 2011 by PricewaterhouseCoopers LLP, and for the fiscal year ended December 31, 2010 by Wolf, respectively:

	2011	2010
Audit Fees(1)	$886,609	$440,000
Audit-Related Fees(2)	$482,704	$54,480
Tax Fees(3)	$97,795	$71,000
All Other Fees	$—	$—

(1)	Includes fees for the financial statement and internal control over financial reporting audits and quarterly reviews. Fees in 2011 were billed by PricewaterhouseCoopers LLP. Fees in 2010 were billed by Wolf.
(2)	Fees in 2011 relate to purchase accounting, systems conversion, tax credit limited partnership investments, employee benefit plan, and comfort letter issuance. Fees in 2010 relate to benefit plan audits, consents for registration statements, due diligence assistance, and comfort letter issuance.
(3)	Consists of tax return preparation, and tax-related compliance and services.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of the Independent Registered Public Accounting Firm

The Audit Committee is responsible for appointing, setting compensation and overseeing the work of the independent registered public accounting firm. In accordance with its charter, the Audit Committee approves, in advance, all audit and permissible non-audit services to be performed by the independent registered public accounting firm. Such approval process ensures that the external auditor does not provide any non-audit services to the Company that are prohibited by law or regulation.

In addition, the Audit Committee has established a policy regarding pre-approval of all audit and permissible non-audit services provided by the independent registered public accounting firm. Requests for services by the independent registered public accounting firm must be specific as to the particular services to be provided for compliance with the auditor services policy.

The request may be made with respect to either specific services or a type of service for predictable or recurring services.

During the years ended December 31, 2011 and 2010, respectively, all services were approved, in advance, by the Audit Committee in compliance with these procedures.

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Compensation Discussion and Analysis

Executive Summary

Performance Summary. The Board of Directors and Management are proud of the Company's results achieved for 2011. Even during these challenging regulatory and global economic times, the Company remained committed to providing our shareholders with solid returns on their investment. The Company continues to follow long term strategies that balance investing in growth and increasing returns for our shareholders. In 2011, these strategies led us through the mergers of Rome and Legacy, the signing of a definitive agreement with CBT, the hiring of a commercial banking team in Westborough, adding two new de novo branches in our Albany, NY region and the signing of an agreement to convert our core banking systems. In 2011, our shareholders were also rewarded as we produced results exceeding the core earnings targets established in our budget and incentive plans, as well as exceeding our stated objectives for equity and capital measures. The strength of the earnings is reflected in the different financial ratios and their improvement which are detailed in this discussion and analysis.

Many key ratios are incorporated into the incentive plans that would reward management if performance objectives are met. Our 2011 short term incentive plan used the core financial measures of Core Earnings, Non-Interest Expense/Total Assets and Efficiency Ratio; and for the last two years, our long term incentive plan performance awards were tied to growing Core EPS and Core ROE. Results of the Company's performance to the incentive plan objectives are highlighted in following sections of the proxy. The short term incentive plan for 2012 will include the Efficiency Ratio and the Criticized Assets/Tier 1 Capital + Allowance Ratio, in addition to Core Earnings. It is management’s objective to focus on those measures that drive shareholder value over time and set goals that support our objective to be a top performer in our industry.

In 2011, our shareholders received a total return of 3.5%, while the peer group returned a median loss of 5.7% and the SNL Bank and Thrift Index returned a loss of 22.2%. The comparatively strong performance in 2011 validates the success of the Company’s current strategies and builds confidence in our ability to join the ranks of high performing companies. In the third quarter, the Company also increased its quarterly cash dividend by 6.0%, to $0.17 per share. The Company’s goal is to continue to achieve above average growth in core EPS in 2012 and to see its total stock return continue to outperform the industry and its peers.

The Company continues to follow long term strategies that balance investing in growth and increasing returns for our shareholders. Our financial achievements benefited from disciplined business development in all of the Company's operating regions, together with careful control of operating expenses and the costs of business expansion. Additionally, the year's results reflect a number of focused actions that management undertook to build and strengthen the Company. These accomplishments were reflected in the Company’s results in the fourth quarter of the year, which was the first full quarter with the combined operations of Rome and Legacy. The fourth quarter return on assets increased to 0.85% and the return on equity increased to 6.2%, while annualized total revenues advanced by 45% to $160 million, reflecting the increased scale and performance achieved in the execution of the Company’s strategies.

Compensation Highlights. We develop our programs to attract, motivate and retain the talent that will help us achieve our objectives. Ultimately our compensation programs are designed to achieve overarching goals that motivate and reward performance, ensure sound risk management, and deliver long-term value to our shareholders. To achieve these objectives, the Compensation Committee regularly reviews and modifies our compensation and incentive programs to ensure they align with these core objectives. We assess our program from the perspective of our shareholders and regulators, considering best practices and making improvements as appropriate.

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During 2011 the Committee enhanced/reinforced our total compensation program in the following ways:

•	Expanded financial performance measures to include a balanced portfolio of metrics including Core EPS, Core Earnings, Expense Management and Core ROE, along with strategic plan goals.
•	Continued our long-term incentive measures reflecting both absolute and relative performance.
•	Conducted assessments of Chief Executive Officer pay-performance alignment to provide ongoing perspective for assessing the effectiveness of executive pay programs.
•	Continued to enhance and formalize the review of our compensation plans and polices to support sound risk management practices.

While our shareholders showed strong support, with over 97% voting in favor during last year’s vote on executive pay, the Compensation Committee is committed to continuing to review and evolve programs and practices to ensure alignment with emerging best practices and regulatory guidelines.

Highlights of Compensation Program and 2011 Results:

•	Continued to manage base salaries in a conservative manner; monitoring the market and making modest market adjustments for select executives.
•	Balanced incentive award opportunities approximately half as cash and half as stock based compensation, to reflect our desire to focus on both the annual business objectives while keeping a focus on the long-term results.
•	Funded an incentive pool at 117% of target based on exceeding our 2011 core earnings and efficiency ratio goals, and exceeding our strategic goals.
•	Granted 50% of our long-term incentive in performance shares that will vest only upon achievement of our three year performance of core ROE growth relative to peers and our own target EPS growth.
•	To promote alignment of management and stockholder interests, certain executives are expected to meet stock ownership guidelines in the following denominations of base salary: President and Chief Executive Officer, 4.5x, and other executives, 2.5x. The Compensation Committee will monitor attainment of the ownership guidelines on an annual basis.

Role of the Compensation Committee, Management and the Compensation Consultant in the Executive Compensation Process

Role of the Compensation Committee. The Compensation Committee of the Board of Directors is responsible for discharging the Board’s duties in executive compensation matters and for administering the Company’s incentive and equity-based plans. The Committee oversees the development and implementation of the total compensation program for Berkshire’s named executive officers. Throughout the following discussion and analysis, we refer to the Compensation Committee as “the Committee”.

Details on the Committee’s functions are more fully described in its charter, which has been approved by the Board of Directors and available on our website. To fulfill its charter and responsibilities, the Committee met throughout the year, meeting 6 times in 2011 and also takes action by written consent. The Chair of the Committee regularly reports on Committee actions at meetings of the Company’s Board.

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The Committee reviews all compensation components for the Company’s Chief Executive Officer and other executive officers, including base salary, annual incentive, long-term incentives/equity, benefits and other perquisites. In addition to reviewing competitive market values, the Committee also examines the total compensation mix, pay-for-performance relationship, and how all elements, in aggregate comprise the executive’s total compensation package. The Committee also reviews the employment contract with the Chief Executive Officer and the Change in Control agreements with other executive officers.

The Committee reviews the Chief Executive Officer’s performance annually and makes decisions regarding the Chief Executive Officer’s compensation, including base salary, incentives and equity grants based on this review. Input and data from the Executive Vice President of Human Resources and outside consultants and advisors are provided as a matter of practice and as requested by the Committee to provide external reference and perspective. While the Chief Executive Officer makes recommendations on other named executives, the Committee is ultimately responsible for approving compensation for all named executive officers. The Compensation Committee reviews its recommendations with the full Board of Directors.

The Committee has the authority and resources to obtain advice and assistance from internal or external legal, human resource, accounting or other advisors, or consultants as it deems desirable or appropriate.

Role of the Compensation Consultant. The Committee has the sole authority to retain and terminate a compensation consultant and to approve the consultant’s fees and all other terms of the engagement. The Committee has direct access to outside advisors and consultants throughout the year as they relate to executive compensation. The Committee has direct access to and meets periodically with the compensation consultant independently of management.

During 2011, the Committee retained the services of Pearl Meyer & Partners (“PM&P”), an independent outside consulting firm specializing in executive and board compensation to assist the Committee. Services include conducting benchmarking studies, establishing compensation guidelines, designing incentive programs, assisting with proxy disclosure, and providing insight on emerging regulations and best practices. The consultant reports directly to the Committee and carries out its responsibilities to the Committee in coordination with the Human Resources department as requested by the Committee. The Committee has reviewed all services provided by the Compensation Consultant in 2011, and has determined that the Consultant is independent with respect to SEC standards as well as Company policy. The Committee also relied on Luse Gorman Pomerenk & Schick, P.C. for legal advice.

Role of Management. Although the Committee makes independent determinations on all matters related to compensation of the named executive officers, certain members of management may be requested to attend or provide input to the Committee. Input may be sought from the Chief Executive Officer, Executive Vice President Human Resources, Chief Financial Officer, Executive Vice President Risk Management or others to ensure the Committee has the information and perspective it needs to carry out its duties.

In particular, the Committee will seek input from the Chief Executive Officer on matters relating to strategic objectives, Company performance goals and input on his assessment of the named executive officers. The Executive Vice President Human Resources often assists the Committee on matters of design, administration and operation of the Company’s compensation programs. In some cases, the Committee delegates responsibilities to the Executive Vice President Human Resources to assist in development of design considerations. The Executive Vice President Human Resources may be requested, on the Committee’s behalf, to work with their independent consultant to develop proposals for the Committee’s consideration. The Executive Vice President Human Resources reports to the Compensation Committee directly on such matters. The Committee also receives regular updates from the Company’s Risk Officer and Chief Financial Officer throughout the year as appropriate.

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Although executives may provide insight, suggestions or recommendations regarding executive compensation, they are not present during the Compensation Committee’s deliberations or vote. Only Compensation Committee members vote on decisions regarding executive compensation. The Committee always meets in executive session without management present.

Compensation Philosophy & Highlights of 2011 Compensation

Overall Philosophy and Guiding Principles. The Committee believes that the success of our Company depends on our ability to attract and retain talented executives motivated to drive the Company’s growth goals and deliver value to its stockholders. Our brand and culture is to be “America’s Most Exciting Bank” and we seek the high performing talent needed to help us execute on our vision.

The overall principle guiding executive compensation at the Company is to reward executives commensurate with performance.

Performance is defined to reflect both short and long-term performance, and both our absolute performance goals and relative performance compared to the industry. We believe our balanced and holistic view of performance helps ensure we motivate the right behaviors and results that are in line with the long-term interests of our shareholders. We assess our success in measured steps but also take the broader, longer term view that is needed to ensure sustained success over many years. Our compensation management is performed within the context of our overall budgeting, planning and cost management programs.

As a result of our holistic/balanced perspective, our compensation reflects a combination of different reward elements, which work together to recognize multiple “views” and allow us to reward performance without overemphasizing any one element, one performance measure or one period of time.

In summary, we strive to provide a total compensation program that is competitive, performance-oriented, shareholder aligned, balanced, and reflects sound risk management practices. We set specific aggressive performance goals that align with our strategy and support our annual plans, but also recognize the need to be responsive and flexible in today’s challenging environment. We believe this approach also helps to ensure our program does not motivate our executives to take undue risks.

How our Philosophy and Decisions Support our Objectives. The following table summarizes the key objectives of our total compensation program and how our program supports these goals.

Key Objectives	How Our Programs Support These Objectives

Attract and retain talented executives committed to our success.

•    Competitive base salaries allow us to attract and recognize executives for their role, expertise and contribution; competitive total compensation opportunities provide appropriate motivation to focus on our long-term success.

•    Annual incentives focus our executives on achieving our business plans.

•    We use equity and long-term incentives as a key means for retaining our top talent.

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Key Objectives	How Our Programs Support These Objectives

Provide competitive compensation appropriate for banks of similar size, complexity and performance.

•    Total compensation guidelines are targeted to reflect the market median.

•    The Committee’s independent consultant conducts comprehensive analysis that includes proxy and industry survey data and serves as a reference for defining base salary ranges and target short and long-term incentive opportunities.

•    Market is defined as banks similar in size, region and business model to Berkshire.

Motivate executives to achieve high standards of performance.

•    Variable/performance oriented compensation (i.e. short and long-term incentives) work together to reward both Company strategic objectives and individual performance and contributions.

•    Higher (i.e. above market) compensation will result if performance exceeds our goals and industry peers; lower compensation (i.e. below market) will result if our performance falls below expectations.

•    Berkshire’s incentive plans provide for variable pay reflective of both Company and executive performance.  When we exceed our plans and perform well compared to peers, our pay will be higher than median.  When our performance does not meet expectations, actual pay will fall below peers.  The Compensation Committee reviews our programs and pay–performance relationships on a regular basis.    In addition, the Committee reviews alignment between Chief Executive Officer pay and total shareholder return.

Align executive interests with those of our shareholders

•    Our executives are expected to meet stock ownership guidelines over time and hold stock throughout their tenure as executives.

•    A significant portion of executive compensation is in the form of stock.

Provide a balanced approach that rewards both short-term and long-term results and appropriate risk taking

Our total compensation program for the Chief Executive Officer targeted the following balanced perspective for 2011 (similar relationships for other NEOS):

•    50% fixed (base salary); 50% performance based (annual and long-term incentives)

•    Of the incentive opportunity, half is cash and half is equity

•    Our incentive plan is funded based on Company performance, with individual awards and grants reflective of Individual performance (within the pool allowed by Company performance)

•    Our annual incentive plan is based on absolute goals that support our strategic/business plan. Our equity grants are awarded part based on achievement of annual performance and part based on 3 year performance relative to industry performance.

The well-balanced approach seeks to enhance the pay-performance focus and also to mitigate risk taking by not placing significant focus on any one metric/perspective, but rather taking a holistic approach to total compensation.

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Compensation Decision Process and Factors Considered

The Committee’s decisions throughout the year are supported by various analyses, information and input including, but not limited to:

✓	Competitive benchmarking reviews	✓	Executive attraction and retention considerations

✓	Total compensation philosophy and pay targets and guidelines	✓	Internal equity considerations

✓	Tally sheets	✓	Executive stock ownership levels

✓	Strategic plans and performance relative to annual budgets	✓	Risk assessment considerations

✓	Pay-performance alignment	✓	Best/emerging practices

✓	Individual performance	✓	Director and Committee input

✓	Demonstration of behaviors that support America’s Most Exciting Bank culture and brand	✓	Company’s performance and stock price compared to peers and market indices

✓	External influences, economic conditions and industry factors	✓	Advisory shareholder vote and other relevant shareholder input

✓	SEC and bank regulatory guidance and rulings	✓	Merger and acquisition activity

Further details on several of these analysis and factors are described in the following sections.

Competitive Benchmarking. Although the Committee reviews competitive market data annually, a comprehensive assessment is undertaken every few years. The frequency of the comprehensive reviews will reflect the competitive landscape as well as our own growth. In the fall of 2011, PM&P was hired by the Committee to conduct a review of its executive total compensation program. The purpose of the review is to provide an independent and objective analysis of all elements of compensation (individually and in aggregate) relative to market and peer group practice. In addition to a competitive pay analysis, the consultant conducted several analyses assessing the pay-performance relationship to assist the Committee in monitoring longer-term effectiveness. The results of the competitive pay and performance assessment and recommendations were presented to the Committee in December to facilitate upcoming year end decisions and to set target pay opportunities for 2012.

A primary data source used in the competitive assessment for the named executive officers is the information publicly disclosed by a peer group of other publicly traded banks. This peer group is developed by PM&P using objective parameters that reflect banks of similar asset size and located in the Northeast/Mid Atlantic region. The peer group excludes recent conversion and banks with different business models or those subject to mergers and acquisitions. The peer group is approved by the Compensation Committee. Peer groups are reviewed and updated as appropriate, since the comparable banks may change depending on acquisitions, growth and/or business focus of Berkshire or our peer institutions. Overall, the goal is to have approximately 18-22 comparative banks that provide a market perspective for executive total compensation.

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The 2011 peer group reflects banks ranging in assets from approximately one half to two times our asset size located in the Northeast and Mid-Atlantic Region and positioning Berkshire approximately at median for asset size. The following is the peer group used:

Brookline Bancorp, Inc.	Provident Financial Services, Inc.
Community Bank System, Inc.	Provident New York Bancorp
Dime Community Bancshares, Inc.	S&T Bancorp, Inc.
First Commonwealth Financial Corporation	Sandy Spring Bancorp, Inc.
Flushing Financial Corporation	Sun Bancorp, Inc.
Independent Bank Corp.	Tompkins Financial Corporation
Lakeland Bancorp, Inc.	TrustCo Bank Corp NY
National Penn Bancshares, Inc.	Washington Trust Bancorp, Inc.
NBT Bancorp Inc.	WSFS Financial Corporation
Northwest Bancshares, Inc.

In addition to the peer group data, the consultant used several other sources of data to identify general compensation trends including PM&P’s Northeast Banking Compensation Survey Report as well as published industry surveys and a proprietary database of national banking compensation data. Data reflects banks representing similar asset size and region to the Company.

Tally Sheets. The Committee reviews tally sheets annually that summarize all elements of executive compensation and benefits. The tally sheets enable the Committee to see a snapshot of all compensation elements in a singular summary. Tally Sheets are presented annually to the full Board ensure all members understand the components of executive compensation. While it is treated primarily for information and understanding, it is an additional view the Committee may consider in making compensation decisions or program changes in the future.

Internal Equity. The Committee receives feedback from the Chief Executive Officer related to key executive roles and relationships. In some cases, there is a goal to retain similar pay levels (e.g. to support a “team” approach) whereas, at other times there is a desire to provide differentiation to reflect unique roles, contribution, or performance. The Chief Executive Officer provides input to the Committee regularly so that such internal relationships can be reviewed and considered by the Committee in pay decisions. The Committee also reviews the relationship between the Chief Executive Officer and other senior executives. The goal is to ensure that relationships between executives appropriately reflect differences in roles and performance.

Pay-Performance Analysis. Ensuring and sustaining a proper pay-performance relationship is a key objective for the Compensation Committee. As such, the Compensation Committee’s independent consultant conducts regular analyses to monitor pay-performance alignment, particularly with regards to the Chief Executive Officer. The goal is to use this information proactively to set appropriate pay opportunity ranges and retroactively to assess the actual pay delivered based on performance. During 2011, the consultant provided the following information/analyses to facilitate the Committee’s ongoing review:

•	Actual pay delivered – the level of pay received/granted relative to peers/market (considers base salary, annual incentives and equity grants which represent potential value). This is the perspective shown in the Company’s Summary Compensation Table.
•	Total pay opportunity ranges – the target opportunities and potential compensation that could be received/granted based on the Company’s total pay guidelines and minimum and stretch performance. This provides the Committee an advance view of the range of pay that might result under different performance scenarios.

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•	Realizable pay – three year cumulative pay realized based on performance and stock price (considers base salary, actual bonus, current in the money value of stock options and current value of stock awards). This is compared to peers to determine relative alignment. (The 2011 analysis showed Chief Executive Officer 3-year realizable pay was ranked 10th out of 20 banks while 3-Year TSR was ranked 13th out of 20 banks).
•	Performance (3 Year Total Shareholder Return from 2008 – 2010) and other key financial metrics are reviewed and considered for Berkshire and peers.

Best/Emerging Practices. The Committee regularly seeks education and information related to emerging best practices. Regular updates, presentations and information from the Committee’s advisors and consultants were provided throughout the year. In addition, the Committee requests the Compensation Consultant to provide a formal education session annually to include input on best practices and emerging trends.

Compensation Components and 2011 Decisions

The Company’s compensation program consists of four main components: Base Salary, Annual Incentives, Long-Term Incentive/Equity, and Benefits and Perquisites. The following section summarizes the role of each component, how decisions are made and the resulting 2011 decision process as it relates to the named executive officers.

Base Salary

Purpose, Philosophy and Process. The Company believes the purpose of base salary is to provide competitive and fair base compensation that recognizes each executive’s role, responsibilities, experience and performance. Base salary represents fixed compensation that is targeted to be competitive with the practices of comparable financial institutions in the region. Each year our compensation consultant, PM&P, provides pay range guidelines based on its competitive assessment considering a composite of market data from the custom proxy peer group as well as other data sources of banking compensation information. Our competitive range reflects +/- 20% of the market median. The Committee uses this range in making ongoing base salary decisions for each executive.

In January of each year, the Committee reviews each executive’s base pay to reflect competitive market conditions, individual experience, expertise, performance and contributions. Input from the Chief Executive Officer is considered in setting the executive salaries while the Committee is solely responsible for determining the Chief Executive Officer’s salary.

2011 Decisions. The Compensation Committee’s review of executive salaries typically occurs in January of each year but does not necessarily always result in a base pay adjustment. The Committee considers the market range for the positions and relative salaries, as well as the financial and economic environment. In January 2011 the Committee elected to further monitor and review base salaries during the year.

During the course of the year, after further review and consideration, the Committee approved base pay increases for 3 executives effective in August. Below is a summary of the three adjustments approved by the Committee for 2011:

•	Chief Executive Officer Michael P. Daly - The Committee approved an increase to base pay from $475,000 to $525,000 to recognize his below market pay positioning and in recognition of continued growth of the company, including the successful acquisition and integration of two banks in 2011.

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•	Executive Vice President, Risk Management, Richard M. Marotta - The Committee approved an increase to base pay from $250,000 to $300,000 to recognize the critical nature of the position, his superior management of criticized and substandard assets and strong enterprise wide compliance and risk management through building of a solid, talented team.
•	Executive Vice President, Retail Banking, Sean A. Gray — The Committee approved an increase to base pay from $250,00 to $275,000 in recognition of the overall success the retail division, including the deepening of a solid sales/relationships culture, additional de novo branching and expanding on AMEB University.

2012 Considerations. Given the adjustments made in 2011, the Committee determined that no increases would be made during its normal January merit review cycle in January 2012, but will continue to monitor the market and executive salaries and review later in the year.

Management Incentive Plan — Annual Incentives

Purpose, Philosophy and Process. The primary objective of our Management Incentive Plan is to motivate and reward key members of management for achieving specific Company, department and individual goals that support our strategic plan. This Plan covers officers above a defined grade level at the Company, including but not limited to Named Executive Officers. Approximately 91 employees participated in this plan in 2011 Rewards under this plan represent compensation that must be earned each year based on Company and individual performance.

Company goals are defined each year and approved by the full Board. At the beginning of each year, the Chief Executive Officer proposes draft goals for the Company component of the incentive plan with the Compensation Committee. The Compensation Committee discusses the proposed Company goals with the Chief Executive Officer, incorporates appropriate modifications and once approved, reviews with the full Board.

The Committee then works with the Chief Executive Officer to jointly define his individual goals. The Chief Executive Officer also develops individual goals for each executive based on the strategic plan/budget and reflective of his/her role. The goals for all Named Executive Officers are reviewed by the Compensation Committee at the start of the year.

Incentive award targets and ranges are reviewed and established annually by the Committee based on the consultant’s market benchmarking analysis of similarly sized financial institutions and in line with our goal to provide a meaningful (but risk balanced) portion of total compensation that is based on annual results. Target incentive opportunity is 50% of base salary for the Chief Executive Officer and 35% for other named executive officers. Actual payouts, however, will vary each year based on a combination of Company and individual performance from 0% - 150% of target based on performance. (Annual incentives for Named Executive Officers represent approximately 20% — 25% of an executive’s target total direct compensation).

Funding of the Plan: In order for the Plan to pay any awards, the Company must first achieve a trigger/gate level of performance. The gate for 2011 was defined at 75% of the budgeted core net income goal. Once the gate is achieved, the size of the incentive pool is determined based on Company performance relative to three goals: Core Earnings (50%), Expense Management (25%), and Expense as % of Assets (25%). Each goal has a weight and a defined range of acceptable performance (threshold, target and stretch). If threshold is achieved, 50% of the pool is funded for that metric. Target performance funds the pool at 100% and stretch performance funds at 125%. The Committee also considers the achievement of the Company’s strategic plan/goals and can modify the pool +/- 15% based on their assessment of performance of these broader initiatives. In addition, the committee will consider and discuss overall risk and can adjust the pool downward to reflect any risk or regulatory issues. As a result, the Plan incentive pool can be anywhere from 50% to 144% of target (i.e. maximum of 125% + up to 15%). The objective is to ensure our incentive plan is funded appropriately based on profits and strategic results.

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The funding determines the pool available to award incentives to all participants in the plan and is determined and approved by the Compensation Committee. Management had to produce a 70% increase in core net income in order to achieve the minimum threshold related to earnings, which was consistent with an expectation of more than a 30% increase in core earnings per share to achieve this minimum incentive threshold. Below is a summary of the Company funding measures set at the beginning of the year:

BERKSHIRE BANK 2011 CORPORATE SCORECARD – DETERMINES FUNDING

Performance Measure	Definition	Weight	Threshold (funds 50% of award/pool)	Target (funds 100% of award/pool)	Stretch (funds 125% of award/pool)
Core Earnings	Core Net Income	50%	$24.3 million	$26.9 million	$29.7 million
Expense Management	Core Efficiency Ratio	25%	65.7%	63.7%	61.7%
Expense as % of Assets	Core Non-interest expense/Average total assets	25%	2.87%	2.77%	2.67%

Strategic Plan Goals: Compensation Committee assesses achievement of strategic plan and can modify pool +/- 15%. The Compensation Committee can also adjust the pool downward to reflect risk management considerations.

Non-GAAP Performance Measures: Core net income is defined as GAAP net income before the after-tax impact of non-recurring items and discontinued operations identified in the statement of operations. Core non-interest expense is GAAP non-interest expense before non-recurring expense. The core efficiency ratio is the efficiency ratio adjusted for non-recurring revenue and expense. The Company provides further detail on and discussion of these adjustments in its quarterly earnings releases filed with the SEC on Form 8-K. Core measures are intended to identify the recurring level of revenue, expense, and earnings. Non-recurring items in 2011 primarily arose from merger related costs which are recorded as current period expense under GAAP, while the Company views these costs as part of the overall economic investment for the acquisition of the merged banks. The Board, in its acceptance of the financial statements, reviews and approves the classification of revenue and expense items as non-recurring.

Individual Awards: Once the incentive pool is approved by the Committee, awards are then allocated based on each participant’s individual performance and contributions toward Company’s strategic goals as well as their individual goals. This design is intended to provide a balance of “team” through the overall plan funding, but allows actual allocation of the awards to reflect individual contributions toward the Company’s success.

Process: At the end of each year, the Chief Executive Officer oversees the allocation of incentives to non Named Executive Officers and shares a summary of the proposed payouts with the Committee. For the Named Executive Officers, the Chief Executive Officer provides the Committee with a summary of each executive’s performance and incentive recommendations based on their individual performance results relative to specific goals set at the start of the year. The Committee conducts a similar review of the Chief Executive Officer, which includes input concerning the Chief Executive Officer’s performance from the Board of Directors, assessing individual goals and overall contributions for the year. The Committee determines the Chief Executive Officer award and approves the executive officer awards. The Compensation Committee retains the discretion to modify all forms of incentive payouts based on significant individual or Company performance shortfalls and/or regulatory and safety and soundness considerations. The Committee also has the discretion to make the award, or a portion of the award, payable in the form of equity, if desired, to facilitate executives’ ownership guidelines.

2011 Decisions. The Company exceeded its targeted performance goal on Core Earnings and Expense as % of Assets and nearly achieved its Efficiency ratio goal. Based on the weightings, this resulted in a funding of 104.49% of target. The Committee then considered achievements relative to key strategic initiatives and adjusted the funding approximately 12% (out of the max of 15%) to bring the total pool to 117% (of a potential max of 144%).

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The factors the Committee considered for the Strategic Accomplishment multiplier include the following:

-	The Company continued to be very active with M&A opportunities, successfully completing two integrations.
-	The Company successfully completed the CBT merger agreement, which allows it to enter an important target market and will continue the improvement in financial metrics and market capitalization.
-	The Company successfully recruited and integrated the Westborough commercial team, which will enhance revenue growth and strategically expand the Company into central/eastern Massachusetts, with continuing improvement in portfolio diversification.
-	The Company negotiated a new core system contract to be implemented in 2012, an important investment in infrastructure for future growth.
-	The Company strengthened commercial management and brought in several new senior managers in commercial, risk, and project management which provides resources to manage profitable growth and contributed importantly to future long run strategic value in addition to specific financial results in 2011.
-	Overall safety and soundness were improved. In addition to the stronger profitability, capital ratios increased and asset quality improved across many measures. Due to the bank acquisitions, market position and revenue sources were enhanced. Liquidity remained strong and the interest rate risk profile remained asset sensitive in order to protect future earnings from the impact of potential future interest rate increases.

These were all above and beyond the short term goals and all contribute importantly to future strategic results in the company.

Below is a summary of the specific 2011 results and funding for the management incentive plan:

Performance Measure	Weight	2011 Result	% Funding	Weighted Funding
Core Earnings	50%	$27.9 million	108.71%	54.36%
Expense Management	25%	63.23%	104.95%	26.24%
Expense as % of Assets	25%	2.78%	95.57%	23.89%
Pool Funding based on Corporate Measures				104.49%
Strategic Initiatives Implementation (Committee discretion of approximately 12% out of 15%) The Compensation Committee can also adjust the pool downward to reflect risk management considerations.				117.0%

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Once the Pool was funded, individual awards were determined for all participants including Named Executive Officers based on an assessment of individual performance. Individual awards can range from 50% to a maximum payout of 150% of their target. Awards were granted by the Committee as indicated in the table below:

Named Executive	Incentive Opportunity Range*	Approved Award	Rationale
Chief Executive Officer Daly	$131,250 - $393,750	$320,000	Exceeded expectations’ for Earnings Per Share; completed two highly profitable M&A deals and entered into a third; achieved average targeted organic growth together with focused expense control.
Chief Financial Officer Riley	$52,500 - $157,500	$130,000	Successful management of increasingly difficult purchase accounting methodologies and increased regulations; successful M&A due diligence/modeling and cost saves.
Executive Vice President Sullivan	$32,812 - $98,438	$75,000	Instrumental in the successful integration of Legacy Bank acquisition and restructuring Commercial division; recruited new commercial banking team. Note: the incentive range opportunity and approved award is based on half year of employment.
Executive Vice President Marotta	$52,500 – $157,500	$140,000	Managed criticized and substandard assets with distinction and built solid, talented team which delivered strong enterprise wide compliance and risk management; successful M&A credit diligence and management.
Executive Vice President Gray	$48,125 – $144,375	$135,000	Overall success of retail division; successful divestiture of branches and continued de novo branching; expanded operational and systems responsibilities.

*assumes Plan net income trigger is achieved.

Long-Term Incentive/Equity Compensation

Purpose, Philosophy and Process. The Company’s long-term/equity incentive program is designed to align executives with long-term interests of the Company and shareholders, provide reward for superior performance, encourage stock ownership and enhance our ability to retain our top performers.

Each year in January, executives are considered for long-term incentive awards. Awards are granted as part of the Company’s 2011 Equity Incentive Plan, and can be made in the form of stock options and/or restricted stock. At the start of each year, the Committee determines the form and amount of equity awards. Actual grants are made with consideration of competitive market benchmarking results, Company performance and/or individual performance. The Compensation Committee is authorized, at its discretion, to grant equity compensation in proportion and upon such terms and conditions as the Committee may determine.

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2011 Plan Design and Awards. The long-term incentive plan design has been part of an evolving philosophy to enhance our focus on performance shares as a key component of our executives’ total compensation package. During 2008 and 2009, the Committee introduced the concept of performance shares based on its desire to reward executives for driving long-term performance that over time enhances shareholder value. In 2010 the Committee expanded the performance period from one to three years and broadened the metrics to include both absolute and relative performance. In consideration of the challenge of setting long-term goals in today’s fluid business environment, the Committee also decided to determine performance relative to a broader industry comparator group. The Committee believes these enhancements better balance our goal to provide greater focus on long-term performance and sound risk management practice.

Grants are allocated with the goal to provide competitive awards that provide a meaningful portion of total compensation in stock-based awards. The awards are intended to reward superior performance, provide retention of our key executives, balance compensation rewards with risk through long-term vesting tied to performance, and align executives with our stockholders.

For 2011, target awards were 50% of base salary for the Chief Executive Officer and 35% of base salary for other Named Executive Officers. These grants represent a meaningful portion of executives’ total compensation (approximately 20% - 25%). The Compensation Committee grants awards in January, using competitive targets as a reference and considers Company and individual performance when making awards.

For 2011, the long-term incentive plan had two award components:

•	Performance Shares (50% of the total grant)
•	Restricted Stock (50% of the total grant)

Time vested awards are allocated based on a combination of company and individual performance and vest incrementally over three years. The objective of these awards is to reward performance, encourage ownership and help retain our key executives.

Vesting for the 2011 performance shares is determined after three years based on achievement of our long-term performance; 50% of which will be measured by Core ROE and 50% measured by Core EPS. Performance (and vesting) will be defined using a matrix reflecting Core ROE growth (an internal goal) and Average Core ROE compared to an industry index (a relative goal). We use an industry index to represent an objective/external comparator with predefined criteria (exchange traded banks and thrifts between $2 billion to $12 billion in assets and located in New England or Mid Atlantic regions). The Core EPS goal represents a cumulative three year goal that is set at the start of the performance period. For the 2011 grant, the cumulative EPS target is $5.45. This target was consistent with the Company’s expectation of at least a 40% increase in core EPS in 2011, followed by the achievement of a $2.00 core EPS run rate by the end of 2012 and double digit core EPS growth thereafter. In order to achieve the minimum core EPS threshold for incentive funding, management was required to achieve at least 88% of the above growth goals. The Company focuses on measures of Core EPS and Core ROE which reflect underlying operating trends rather than GAAP measures which include non-recurring charges, particularly related to merger and acquisition activity. The Board requires satisfactory support for all non-core items recorded by management as part of its overall performance management review.

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The table below shows the matrix that will be used by the Committee at the end of 2013 to determine vesting for the 2011 performance shares.

		CORE ROE GROWTH
		Below 25th percentile	26th – 50th percentile	51st – 75th percentile	Above 76th percentile
	Below 25th percentile	0%	0%	0%	0%
CORE ROE GROWTH	26th – 50th percentile	0%	50%	75%	100%
	51st – 75th percentile	0%	75%	100%	125%
	Above 75th percentile	0%	100%	125%	150%
		CORE EPS
CORE EPS (cumulative)		<Threshold	Threshold $4.80 88% of EPS	Target $5.45 100% EPS	Stretch $6.10 112% EPS
	Funding	0	50%	100%	150%

Note: Core return on equity and core EPS are based on the Non-GAAP measure of core earnings, which was further described in the earlier section on Annual Incentives in this Compensation Discussion and Analysis.

In January 2011, the Compensation Committee approved granting equity awards in the form of restricted stock and performance shares (as defined above) for key executives. The Committee used the market guidelines provided by the Consultant as a reference in setting the award grants. The objective is to provide competitive grant opportunities but where a significant portion of the grant value will depend upon the Company’s future performance (stock price, ROE Growth and EPS Growth).

The 2011 grants awarded in January are summarized below and in our “Grants of Plan Based Awards” table herein.

	2011 Long-Term Awards Granted

	Restricted Stock Award (50% Value)	Performance Shares Value (target)	Total Value	Total Shares

Michael P. Daly	$125,000	$125,000	$250,000	11,782
Kevin Riley	$75,000	$75,000	$150,000	7,069
Patrick Sullivan*			-0-	-0-
Sean Gray	$75,000	$75,000	$150,000	7,069
Richard Marotta	$75,000	$75,000	$150,000	7,069

*Employed 6/2011

Benefits and Perquisites

Purpose, Philosophy and Process. The Company provides select executives with perquisites and other executive benefits that the Compensation Committee believes are reasonable and consistent with its overall compensation philosophy. The Compensation Committee reviews the Company’s total benefits package on a regular basis to determine the competitiveness and appropriateness of providing executive benefits.

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The Company maintains a supplemental retirement arrangement with Mr. Daly that provides a benefit designed to restore benefits capped by Internal Revenue Service limits on qualified plans. All named executive officers are eligible for modest perquisites such as automobile allowance, financial planning and country club dues.

In 2009, the Compensation Committee approved implementing a modest supplemental disability policy for Mr. Daly to provide replacement benefits consistent with the value provided to employees under the Company benefit plan but reduced due to benefits caps. Mr. Daly will receive additional disability coverage of $10,000/month in addition to the Group Plan (which provides up to $15,000/month for all employees). The intent of this supplemental policy is to provide a similar benefit of approximately 60% of income in the event of a disability. This benefit level is consistent with the employee benefit replacement level.

Potential Post Termination or Change in Control Benefits

We recognize that an important consideration in our ability to attract and retain key personnel is our ability to minimize the impact on our management team of the possible disruption associated with our analysis of strategic opportunities. Accordingly, we believe that it is in the best interest of the Company and its shareholders to provide our named executive officers with reasonable financial arrangements in the event of termination of employment following a change in control or involuntary termination of employment for reasons other than cause. Mr. Daly has an employment agreement and the other named executive officers, Messrs. Riley, Sullivan, Marotta and Gray, each have a change in control agreement which provides for certain benefits in the event of voluntary or involuntary termination following a change in control. The Company no longer enters into change in control agreements that provide for a tax indemnification payment if the payments under the agreement result in additional tax liability under Section 280G of the Internal Revenue Code, as is the case with Mr. Marotta’s and Mr. Sullivan’s agreements. However, the agreements entered into with Messrs. Daly, Riley, and Gray were entered into before the Company made this change, and accordingly these agreements do provide for a tax indemnification payment in the event a payment triggers liability under Section 280G of the Internal Revenue Code. In addition, Mr. Daly’s employment agreement contains provisions which provide for certain severance benefits in the event we terminate an executive’s employment for reasons other than cause. These provisions along with the estimated severance payments for the executives are described in the “Potential Post-Termination Benefits” section of this proxy statement.

Stock Practices and Policies

Stock Ownership Guidelines. The Board of Directors believes that it is in the best interest of the Company and its stockholders to align the financial interests of Company executives and directors with those of stockholders. The Company maintains Stock Ownership Guidelines for its Section 16 Executives and Directors that require the following minimum investment in Company common stock:

Directors:	Four times (4x) the annual cash retainer
President and Chief Executive Officer:	Four and a half times (4.5x) the annual base salary
All Other Executives:	Two and a half times (2.5x) the annual base salary

Shares that satisfy the stock ownership guidelines include Company stock owned outright and restricted stock whether or not vested. Stock options are not included in calculating ownership until they are converted into actual shares owned.

Newly hired Executives, Directors and current employees of the Company that first become an Executive or Director are expected to satisfy the stock ownership guidelines within four years, or such other term approved by the Compensation Committee, of the date such individual first becomes an Executive or Director.

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Executives and Directors that maintain sufficient stock holdings, but due to an increase in base salary, annual cash retainer, selling Company stock to cover tax withholding or for a reason approved by the Compensation Committee, no longer meet the stock ownership guidelines, shall have eighteen months (18) to acquire additional Company stock and during this term such individuals will be deemed to satisfy the ownership guidelines.

Stock ownership for Executives and Directors will be reviewed annually as part of the annual executive performance evaluation process and as part of the Board review. These guidelines will allow for extenuating circumstances and discretion in the evaluation process. The Compensation Committee shall be responsible for the periodic review of the policy. Any changes to the policy will require the approval of the Board of Directors.

The Committee monitors executives’ ownership annually. As of March 2012, our Chief Executive Officer and Chief Financial Officer were compliant with the Company’s stock ownership guidelines. The other executives are progressing satisfactorily toward meeting their objectives within policy timeframe. Additionally, the Directors are compliant with the Company’s stock ownership guidelines.

Option Granting Practices. The Compensation Committee considers whether to make stock option grants and/or award other forms of equity during January of each year. However, grants may be made at other times during the year based on specific circumstances such as a new hire, a specific contractual commitment or a change in position or responsibility. Under our current plan, which was approved by stockholders in 2011, the exercise price of an option is the closing market price on the grant date. The grant date for grants determined by the Compensation Committee at its meeting in January is January 30. For other grants made during the year, the grant date is the first business day after the close of each quarter. The decision of the Compensation Committee to have the grants be effective on a uniform date in the future is designed to: (1) provide for administrative convenience for the Company to track the vesting and exercisability of its stock awards; and (2) prevent any appearance that the Committee is acting on a particular date to provide for a lower exercise price for stock options based on changes in the Company’s market price.

As a general matter, the Compensation Committee’s process is independent of any consideration of the timing of the release of material nonpublic information, including with respect to the determination of grant dates or the stock option exercise prices. The Compensation Committee’s decisions are reviewed and ratified by the full Board of Directors. Similarly, the Company has never timed the release of material nonpublic information with the purpose or intent to affect the value of executive compensation.

Impact of Accounting and Tax on the Form of Compensation

The Compensation Committee and Management consider the accounting and tax (individual and corporate) consequences of the compensation plans prior to making changes to the plans.

The Compensation Committee has considered the impact of the Financial Accounting Standards Board ASC Topic 718 (formerly known as FASB Statement 123R), on the Company’s use of equity incentives as a key retention tool.

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Section 162(m) of the Internal Revenue Code limits deduction of compensation paid to named executive officers (other than the Chief Financial Officer) to $1,000,000 unless the compensation is “performance-based.” Time-vested restricted stock awards granted under our Equity Incentive Plans generally would not qualify for the performance-based exception under Code Section 162(m).

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis that is required by the rules established by the Securities and Exchange Commission. Based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Risk Assessment and Related Considerations

In 2011, a committee comprised of the Chief Financial Officer, Executive Vice President Human Resources and Executive Vice President Risk Management, performed an annual risk assessment of the Company’s incentive compensation plans (the short-term and long-term incentive plans) for all employee levels within the Company. The objective of the review was to determine if the incentive compensation plans, at all employee levels, encouraged behaviors that exposed the Company to unacceptable levels of risk in relation to its business model. The review evaluated the balance of compensation elements between cash, performance shares, restricted stock grants, fixed versus variable compensation, and long-term versus short-term compensation. The review considered the level of potential cash incentive compensation as compared to base salary, the focus of individual and corporate goals, as well as the weighting, and balance of goals, and internal controls in place to mitigate possible high risk taking. Based upon the risk assessment, the Compensation Committee reviewed and concluded that the incentive compensation plans do not motivate improper risk taking, and are not reasonably likely to have a material adverse effect on the Company. After review, the decision was made to include a direct credit quality measure into the 2012 short term incentive goals.

The Compensation Committee remains committed to continuing to review and improve the plans and ensure they represent sound risk management practices.

Compensation Committee of the Board of Directors of
Berkshire Hills Bancorp, Inc.

John B. Davies, Chair
Lawrence A. Bossidy
Catherine B. Miller

Rodney Dimock

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Executive Compensation

Summary Compensation Table

The following table provides information concerning the total compensation earned or paid to the person who served as our chief executive officer, our chief financial officer and the three other most highly compensated executive officers of the Company for the fiscal year ended December 31, 2011. These five officers are referred to as the named executive officers in this proxy statement.

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($) (1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (2)	All Other Compensation ($) (3)	Total ($)
Michael P. Daly	2011	492,308	—		250,014	—	320,000	222,208	62,075	1,346,605
President and	2010	475,000	—		300,000	—	350,000	104,584	56,156	1,285,740
Chief Executive Officer	2009	454,327	—		249,994	—	—	149,690	62,672	916,683

Kevin P. Riley	2011	300,000	—		150,004	—	130,000	—	42,930	622,934
Executive Vice President,	2010	300,000	—		175,000	—	140,000	—	44,267	659,267
Chief Financial Officer and	2009	258,654	—		125,020	—	—	—	40,855	424,529
Treasurer

Sean A. Gray	2011	258,654	—		150,004	—	135,000	—	33,561	577,219
Executive Vice President,	2010	250,000	—		125,000	—	130,000	—	34,807	539,807
Retail Banking	2009	181,731	—		100,007	—	—	—	28,622	310,360

Richard M. Marotta	2011	267,308	—		150,004	—	140,000	—	33,522	590,834
Executive Vice President,	2010	250,000	200,000	(4)	250,000	—	125,000	—	12,096	837,096
Chief Risk Officer

Patrick Sullivan	2011	158,654	200,000	(4)	109,600	—	75,000	—	24,724	567,978
Executive Vice President,
Commercial Banking and Wealth Management

(1)	Represents the grant date fair value of the restricted stock awarded under the Amended and Restated Berkshire Hills Bancorp, Inc. 2003 Equity Compensation Plan and/or the 2011 Equity Incentive Plan. The grant date fair value of the restricted stock awards has been computed in accordance with the stock based accounting rules under FASB ASC Topic 718. A discussion of the assumptions used in calculating the award values may be found at Note 20 to our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2011.
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	Number of Restricted Stock Awards Granted
Grant Date	Stock Price	Daly	Riley	Gray	Marotta	Sullivan
January 30, 2011	$21.22	11,782	7,069	7,069	7,069	—
July 29, 2011	21.92	—	—	—	—	5,000
January 30, 2010	16.55	18,127	10,575	7,553	15,107	—
October 1, 2009	21.75	—	1,150	—	—	—
January 30, 2009	23.52	10,629	4,252	4,252	—	—

(2)	Reflects change in pension value only.

(3)	Details of the amounts reported in the “All Other Compensation” column for 2011 are provided in the table below.

Name	401(k) Employer Contribution	Restricted Stock Dividends	Car Allowance	Gas Card	Financial Planning	Club Dues	LTD Gross Up*	Total
M. Daly	17,150	16,820	5,883	2,188	15,000	—	5,034	62,075
K. Riley	17,150	5,137	12,000	—	2,500	5,290	853	42,930
S. Gray	14,735	3,483	12,000	—	—	2,490	853	33,561
R. Marotta	16,255	3,689	12,000	—	725	—	853	33,522
P. Sullivan	13,847	—	5,076	—	—	5,150	651	24,724

*	Mr. Daly’s LTD Gross-Up represents $853 for Long Term Disability and $4,181 for supplemental disability insurance.
(4)	Reflects the amount of the sign on bonus.
(5)	Mr. Sullivan commenced employment with us on July 21, 2011, and his 2011 compensation figures reflect compensation paid to Mr. Sullivan beginning with that date. Mr. Sullivan’s annual base salary for 2011 is $375,000.

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Grants of Plan-Based Awards

The following table provides information concerning all awards granted to the Company’s named executive officers in 2011:

Grants of Plan-Based Awards

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of	Grant Date Fair Value of
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Stock or Units (#)	Stock and Option Awards (1)
Michael P. Daly	1/30/2011	131,250	262,500	393,750	—	—	—	—	—
President & Chief Executive Officer	1/30/2011	—	—	—	2,946	5,891	8,837	—	$125,007
	1/30/2011	—	—	—	—	—	—	5,891	$125,007

Kevin P. Riley	1/30/2011	52,500	105,000	157,500	—	—	—	—	—
Executive Vice President, Chief Financial Officer & Treasurer	1/30/2011	—	—	—	1,768	3,534	5,301	—	$74,991
	1/30/2011	—	—	—	—	—	—	3,535	$75,013

Sean A. Gray	1/30/2011	48,125	96,250	144,375	—	—	—	—	—
Executive Vice President, Retail Banking	1/30/2011	—	—	—	1,768	3,534	5,301	—	$74,991
	1/30/2011	—	—	—	—	—	—	3,535	$75,013

Richard M. Marotta	1/30/2011	52,500	105,000	157,500	—	—	—	—	—
Executive Vice President, Chief Risk Officer	1/30/2011	—	—	—	1,768	3,534	5,301	—	$74,991
	1/30/2011	—	—	—	—	—	—	3,535	$75,013

Patrick J. Sullivan	7/29/2011	—	—	—	—	—	—	5,000	$109,600
Executive Vice President, Commercial Banking and Wealth Management

(1)	Grant date fair value of estimated future payout under equity incentive plan award is based on performance at the target level. Grant date fair value has been computed in accordance with the stock based accounting rules under FASB ASC Topic 718.

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Employment Agreement

The Company and the Bank entered into a single employment agreement with Mr. Daly in 2008, with a term of three years. The three-year term extends daily unless the Board of Directors or Mr. Daly gives the other party written notice of non-renewal. The employment agreement provides for a base salary which is reviewed at least annually. Mr. Daly’s current base salary is $525,000. In addition to the base salary, the employment agreement provides for, among other things, participation in stock and employee benefit plans and fringe benefits applicable to executive personnel. See “Potential Post-Termination Benefits” for a discussion of the benefits and payments Mr. Daly may receive upon his termination of employment.

Change in Control and Severance Agreements

The Company and the Bank maintain a single change in control agreement with each of Messrs. Riley, Gray, Marotta and Sullivan. Each change in control agreement has a term of three years and is renewable annually for an additional year at the sole discretion of the Boards of Directors of the Bank and the Company. In addition, the Company and Bank entered into a severance agreement with Mr. Sullivan. See “Potential Post-Termination Benefits” for a discussion of the benefits and payments Messrs. Riley, Gray, Marotta and Sullivan may receive upon their termination of employment.

Outstanding Equity Awards at December 31, 2011

The following table provides information concerning unexercised stock options and stock awards that have not vested for each named executive officer as of December 31, 2011.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (6)
Michael P. Daly					28,055	(1)	$622,541
	41,481	—	$22.30	1/30/2013	—		—
	6,000	—	$37.80	1/30/2014	—		—

Kevin P. Riley	—	—	—	—	16,237	(2)	$360,299

Sean A. Gray	—	—	—	—	14,173	(3)	$314,499

Richard M. Marotta	—	—	—	—	16,435	(4)	$364,693

Patrick J. Sullivan	—	—	—	—	5,000	(5)	$110,950

(1)	7,361 shares vest on January 30, 2012; and 12,839 shares vests on January 30, 2013 (includes performance shares cliff vesting) and 7,855 shares vests on January 30, 2014.
(2)	4,001 shares vest on January 30, 2012 and 7,523 shares vest on January 30, 2013 (includes performance shares cliff vesting) and 4,713 shares vests on January 30, 2014.
(3)	3,751 shares vest on January 30, 2012 and 5,709 shares vest on January 30, 2013 (includes performance shares cliff vesting) and 4,713 shares vests on January 30, 2014.
(4)	6,919 shares vest on January 30, 2012 and 4,807 shares vest on January 30, 2013 (includes performance shares cliff vesting) and 4,713 shares vests on January 30, 2014.
(5)	5,000 shares vests on July 29, 2012.
(6)	Computed using the Fair Market Value of the shares based on Company’s closing price of $22.19 on December 31, 2011.

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Option Exercises and Stock Vesting

The following table provides information concerning stock option exercises and the vesting of stock awards for each named executive officer, on an aggregate basis, during 2011.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Michael P. Daly	—	—	11,154	$236,687

Kevin P. Riley	—	—	4,319	$91,649

Sean A. Gray	—	—	3,172	$67,310

Richard M. Marotta	—	—	5,741	$121,824

Patrick J. Sullivan	—	—	—	—

Pension Benefits

The following table provides the present value of accumulated benefits payable to Mr. Daly and includes the number of years of service credited to him under the Supplemental Executive Retirement Plan.

Name	Plan Name	Number of Years Credit Service	Present Value of Accumulated Benefit ($)
Michael P. Daly	Berkshire Bank Supplemental Executive Retirement Plan	26	$1,816,329	(1)

(1)	The material assumptions used to calculate the accumulated benefit were: the 1994 Group Annuity Mortality Reserve Table for post-retirement mortality; no pre-retirement mortality; and a 6.0% discount rate pre- and post-retirement.

The Bank maintains a supplemental retirement arrangement with Mr. Daly to provide him with an annual retirement benefit following separation from service (other than for cause) on or after attaining age 62. The normal retirement benefit equals 46.6% of Mr. Daly’s average total salary and bonus paid during any three consecutive completed calendar years preceding termination of employment that produce the highest annual benefit. If Mr. Daly separates from service on or after age 55 for reasons other than death, disability or following a change in control, he would receive an early retirement benefit based on the annual retirement benefit described above, reduced by 5% for each year by which his age at termination is less than age 62.

Potential Post-Termination Benefits

The following tables show potential payments that would be made to the Named Executive Officers upon specified events, assuming such events occurred on December 31, 2011, pursuant to each individual’s employment or change in control agreement, equity awards, and other benefit plans or arrangements that are not generally available on a nondiscriminating basis to all employees.

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The following table provides the amount of compensation payable to Mr. Daly for each of the termination events listed below.

	Payments Due Upon
	Termination For Cause	Termination Without Cause	Change in Control With Termination of Employment	Disability	Death
Base Salary	$—	$—	$—	$—	$262,500
Bonuses	—	—	—	—	—
Health and welfare benefits	—	—	—	50,724	11,469

Severance payments and benefits:
Base salary and bonuses	—	2,535,000	2,871,917	—	—
401(k) contribution	—	51,450	51,450	—	—
Health and welfare benefits	—	54,387	76,086	—	—
Other fringe benefits	—	66,666	84,315	—	—
Value of acceleration of unvested equity awards	—	622,540	622,540	622,540	622,540
Payment under SERP	—	—	3,913,745	3,913,745	3,913,745
Section 280G tax gross-up	—	—	3,044,267	—	—

The following table provides the amount of compensation payable to Messrs. Riley, Gray, Marotta and Sullivan upon their termination of employment in connection with a change in control.

	Mr. Riley	Mr. Gray	Mr. Marotta	Mr. Sullivan
Severance payments and benefits:
Annual compensation	$1,293,726	$854,890	$1,396,820	$1,007,929
Health and welfare benefits	76,086	76,086	62,612	56,546
Value of acceleration of unvested equity awards	360,299	314,499	364,693	110,950
Section 280G tax gross-up	505,556	361,044	—	—

Payments Made Upon Termination for Cause. If Mr. Daly is terminated for cause (as defined under his employment agreement), he will receive his base salary, through the date of termination and retain the rights to any vested benefits subject to the terms of the plan or agreement under which those benefits are provided.

Payments Made Upon Termination without Cause or for Good Reason. If the Company or the Bank chooses to terminate Mr. Daly’s employment for reasons other than for cause, or if he resigns from the Company or the Bank under specified circumstances that would constitute constructive termination, Mr. Daly (or, upon his death, his beneficiary) would be entitled to receive an amount equal to the remaining base salary and incentive compensation payments, including amounts related to stock-based compensation, due for the remaining term of the employment agreement and the contributions that would have been made on his behalf to any employee benefit plans of the Company and the Bank during the remaining term of the employment agreement. The Company and the Bank would also continue and/or pay for life, medical, health, dental and disability coverage for Mr. Daly and his covered dependents until the earliest of his death, employment with another employer or the end of the remaining term of the employment agreement, with Mr. Daly responsible for the employee share of premiums. Upon termination of Mr. Daly’s employment under these circumstances, Mr. Daly must adhere to a one-year non-competition, as well as a non-disclosure restriction.

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Payments Made Upon Disability. If Mr. Daly becomes disabled and begins to receive benefits under the long-term disability insurance policy maintained by the Bank, Mr. Daly will also receive continued medical and life insurance coverage for two years following his termination of employment. Commencing in 2008, Berkshire Bank assisted Mr. Daly in purchasing a supplemental disability policy owned by Mr. Daly. In the event of his disability, Mr. Daly will receive compensation under the long-term disability policy maintained by the Berkshire Bank and the supplemental policy owned by Mr. Daly.

Under his supplemental retirement arrangement with Berkshire Bank, if Mr. Daly separates from service due to disability, he will receive the normal retirement benefit, regardless of his age at the time of separation from service. Mr. Daly has elected to receive his normal or early retirement benefit in the form of an actuarially equivalent lump sum payment. The agreement provides that benefit payments will commence not later than 60 days following Mr. Daly’s separation from service.

Upon termination due to disability, outstanding stock options granted pursuant to our equity incentive plans automatically vest and remain exercisable until the earlier of one year from the date of termination due to disability or the expiration date of the stock options. Restricted stock awards granted to these officers under the plan also vest in full upon termination due to disability.

Payments Made Upon Death. Under his employment agreement, in the event of Mr. Daly’s death, his estate is entitled to receive his base salary for an additional six months. Additionally, his dependents’ medical coverage will be paid for six months.

Under his supplemental retirement arrangement with Berkshire Bank, if Mr. Daly dies while employed by the Bank, his estate will receive the normal retirement benefit, regardless of his age at the time of death. Mr. Daly has elected to receive his normal or early retirement benefit in the form of an actuarially equivalent lump sum payment. The agreement provides that benefit payments will commence not later than 60 days following Mr. Daly’s separation from service.

Upon termination due to death, outstanding stock options granted pursuant to our equity plans automatically vest and remain exercisable until the earlier of one year from the date of death or the expiration date of the stock options. Restricted stock awards granted to these officers under the plan also vest in full upon death.

Payments Made Upon a Change in Control. Under Mr. Daly’s employment agreement, if voluntary termination (upon circumstances discussed in the agreement) or involuntary termination follows a change in control of the Company or the Bank, Mr. Daly (or, upon his death, his beneficiary) would be entitled to a severance payment equal to the greater of: (1) the payments and benefits due for the remaining term of the agreement; or (2) three times the average of his annual compensation (as described in the agreement) for the five preceding taxable years. In addition, for a period of 36 months following a change in control, Mr. Daly (and his dependents (if any)) would be entitled to continued life, non-taxable medical and disability coverage substantially identical to the coverage received before the change in control. Mr. Daly’s change in control benefits also include the use of any club membership or automobile or other perquisite that was in place at the time of the change in control through the remaining term of the agreement and will be entitled to purchase the perquisite at the end of the term. Mr. Daly’s employment agreement also provides that upon his termination of employment following a change in control, Mr. Daly will be entitled to the employer contributions he would have received under the 401(k) plan had he continued his employment for the remaining term of his agreement. Mr. Daly would also be entitled to receive a tax indemnification payment from Berkshire Hills if payments under the employment agreement triggers liability under Section 280G of the Internal Revenue Code for the excise tax applicable to “excess parachute payments.” Under applicable law, the excise tax is triggered by change in control-related payments that equal or exceed a “base” amount that is three times the executive’s average taxable income over the five years preceding the change in control (“280G Limit”). The excise tax equals 20% of the amount of the payment in excess of the executive’s base amount.

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Under his supplemental retirement arrangement with Berkshire Bank, if Mr. Daly separates from service following a change in control, he will receive the normal retirement benefit, regardless of his age at the time of separation from service. Upon termination in connection with a change in control, Mr. Daly will receive the payment in a lump sum benefit. The agreement provides that benefit payments will commence not later than ten days following the change in control; provided, however, that if Mr. Daly is a “specified employee” (as defined in Section 409A of the Internal Revenue Code), the benefit will not commence until six months after his separation from service.

Messrs. Riley, Gray, Marotta and Sullivan have entered into change in control agreements with Berkshire Hills and Berkshire Bank. The change in control agreements provide that if involuntary termination, other than for cause, or voluntary termination (upon the occurrence of circumstances specified in the agreements) follows a change in control of Berkshire Hills or Berkshire Bank, the executive would be entitled to a cash severance payment and continued health benefits. If the executive’s employment is terminated following a change in control, the executive would be entitled to a cash severance payment equal to three times his average annual compensation for the five years preceding the change in control, and life insurance and non-taxable medical, dental and disability coverage substantially identical to the coverage maintained for the executive prior to his termination of employment for 36 months following his termination of employment. Messrs. Riley and Gray would also be entitled to receive a tax indemnification payment if payments under the change in control agreements trigger liability under Section 280G of the Internal Revenue Code for the excise tax applicable to “excess parachute payments.” Messrs. Marotta and Sullivan’s severance payments would be reduced by the minimum amount necessary to avoid triggering liability under Section 280G of the Internal Revenue Code. In addition, each executive must comply with a one-year non-competition and non-disclosure provision following their receipt of severance payments under the agreements.

Mr. Sullivan entered into a severance agreement with Berkshire Hills and Berkshire Bank. The agreement provides that upon an involuntary termination of employment, other than for cause, or voluntary termination of employment under certain circumstances, Mr. Sullivan would be entitled to a cash severance payment equal to three times his base salary less a pro rata amount for each day employed since July 21, 2011, and continued medical and dental coverage, at no cost to Mr. Sullivan for 36 months following his termination of employment. In the event of Mr. Sullivan’s termination of employment in connection with or following a change in control of Berkshire Hills, Mr. Sullivan would not be entitled to any benefits under the severance agreement and instead would be entitled to benefits under his change in control agreement. If Mr. Sullivan was entitled to a benefit under the severance agreement as of December 31, 2011, the amount of the severance payment would be $957,534.

In the event of a change in control of Berkshire Hills or Berkshire Bank, outstanding stock options granted pursuant to our equity plans automatically vest and, if the option holder is terminated other than for cause within 12 months of the change in control, options granted under our 2001 Stock-Based Incentive Plan and 2003 Equity Compensation Plan will remain exercisable until the expiration date of the stock options. Restricted stock awards granted to these officers under the plan also vest in full upon a change in control. The value of the accelerated options and restricted stock grants count towards each executive’s 280G Limit.

Other Information Relating to Directors and Executive Officers

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers and directors, and persons who own more than 10% of any registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. These individuals are required by regulation to furnish the Company with copies of all Section 16(a) reports they file.

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Based solely on its review of the copies of the reports it has received and written representations provided to the Company from the individuals required to file the reports, the Company believes that each of its executive officers and directors has complied with applicable reporting requirements for transactions in Company common stock during the fiscal year ended December 31, 2011.

Transactions with Related Persons

The Sarbanes-Oxley Act of 2002 generally prohibits loans by the Company to its executive officers and directors. However, the Sarbanes-Oxley Act contains a specific exemption from such prohibition for loans by the Bank to its executive officers and directors in compliance with federal banking regulations. Federal regulations require that all loans or extensions of credit to executive officers and directors of insured financial institutions must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and must not involve more than the normal risk of repayment or present other unfavorable features. The Bank is therefore generally prohibited from making any new loans or extensions of credit to executive officers and directors at different rates or terms than those offered to the general public. Notwithstanding this rule, federal regulations permit the Bank to make loans to executive officers and directors at reduced interest rates if the loan is made under a benefit program generally available to all other employees and does not give preference to any executive officer or director over any other employee.

Pursuant to the Company’s Audit Committee Charter, the Audit Committee periodically reviews, no less frequently than quarterly, a summary of the Company’s transactions with directors and executive officers of the Company and with firms that employ directors, as well as any other related person transactions, for the purpose of recommending to the disinterested members of the Board of Directors that the transactions are fair, reasonable and within Company policy and should be ratified and approved. For the 2011 fiscal year, the Company was not engaged in any transactions with related persons of a type or in such amount that was required to be disclosed pursuant to applicable Securities and Exchange Commission rules and regulations.

Also, in accordance with banking regulations, the Board of Directors reviews all loans made to a director or executive officer in an amount that, when aggregated with the amount of all other loans to such person and his or her related interests, exceed $500,000 and such loan must be approved in advance by a majority of the disinterested members of the Board of Directors. Additionally, pursuant to the Company’s Code of Ethics and Business Conduct, all executive officers and directors of the Company must disclose any existing or emerging conflicts of interest to the Company’s General Counsel. Such potential conflicts of interest include, but are not limited to, the following: (i) the Company conducting business with or competing against an organization in which a family member of an executive officer or director has an ownership or employment interest and (ii) the ownership of more than 1% of the outstanding securities or 5% of total assets of any business entity that does business with or is in competition with the Company.

Procedures Governing Related Persons Transactions

We maintain Procedures Governing Related Person Transactions, which are a written set of procedures for the review and approval of transactions involving related persons. Under these procedures, related persons consist of directors, director nominees, executive officers, persons or entities known to us to be the beneficial owner of more than 5% of any outstanding class of the voting securities of the Company or immediate family members or certain affiliated entities of any of the foregoing persons.

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Transactions covered by the procedures consist of any financial transaction, arrangement or relationship or series of similar transactions, arrangements or relationships, in which:

•	the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year;

•	the Company is, will, or may be expected to be a participant; and

•	any related person has or will have a direct or indirect material interest.

The procedures exclude certain transactions, including:

•	any compensation paid to an executive officer of the Company if such compensation is disclosed according to the proxy rules of the Securities and Exchange Commission or the Compensation Committee of the Board approved (or recommended that the Board approve) such compensation;

•	any compensation paid to a director of the Company if such compensation is disclosed according to the proxy rules of the Securities and Exchange Commission;

•	any transaction with a related person involving the extension of credit provided in the ordinary course of the Company’s business and on substantially the same terms as those prevailing at the time for comparable services provided to unrelated third parties. However, loans on nonaccrual status or that are past due, restructured or potential problem loans are not considered excluded transactions;

•	any transaction with a related person in which the amounts due from the related person are for purchases of goods and services subject to usual trade terms, for ordinary business travel and expense payments and for other transactions in the ordinary course of business;

•	any transaction with a related person in which the rates or charges involved are determined by competitive bids;

•	any transaction with a related person involving services as a bank depository of funds, transfer agent, registrar, trustee under a trust indenture or similar services;

•	any transaction with a related person involving the rendering of services as a common or contract carrier or public utility, at rates or charges fixed in conformity with law or governmental authority; and

•	any transaction in which the interest of the related person arises solely from the ownership of a class of equity securities and all holders of that class of equity services received the same benefit on a pro rata basis.

Related person transactions will be reviewed by the Audit Committee. In connection with its review, the Audit Committee will consider all relevant factors, including:

•	whether the terms of the proposed transaction are at least as favorable to the Company as those that might be achieved with an unaffiliated third party;

•	the size of the transaction and the amount of consideration payable to the related person;

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•	the nature of the interest of the related person;

•	whether the transaction may involve a conflict of interest as defined in the Company’s Code of Business Conduct; and

•	whether the transaction involves the provision of goods and services to the Company that are available from unaffiliated third parties.

For each periodic review of related persons transactions, the Audit Committee will determine if the transactions were fair, reasonable, and within Company policy and will recommend to the disinterested members of the Board of Directors that they should be ratified and approved or make such other recommendation to the Board of Directors as the Audit Committee deems appropriate. If any transaction recommended for ratification and approval by the Audit Committee is not ratified and approved by the Board of Directors, the Secretary of the Audit Committee will provide a report to the Audit Committee setting forth information about the Board’s actions.

Submission of Business Proposals and Stockholder Nominations

The Company must receive proposals that stockholders seek to include in the proxy statement for the Company’s next annual meeting no later than November 30, 2012. If next year’s annual meeting is held on a date more than 30 calendar days from May 10, 2013, a stockholder proposal must be received by a reasonable time before the Company begins to print and mail its proxy solicitation for such annual meeting. Any stockholder proposals will be subject to the requirements of the proxy rules adopted by the Securities and Exchange Commission.

The Company’s bylaws provide that, in order for a stockholder to make nominations for the election of directors or proposals for business to be brought before the annual meeting, a stockholder must deliver notice of such nominations and/or proposals to the Corporate Secretary not less than 90 days before the date of the annual meeting. However, if less than 100 days’ notice or prior public disclosure of the date of the annual meeting is given to stockholders, such notice must be received not later than the close of business of the tenth day following the day on which notice of the date of the annual meeting was mailed to stockholders or prior public disclosure of the meeting date was made. A copy of the bylaws may be obtained from the Company.

Stockholder Communications

The Company encourages stockholder communications to the Board of Directors and/or individual directors. All communications from stockholders should be addressed to Berkshire Hills Bancorp, Inc., 24 North Street, P.O. Box 1308, Pittsfield, Massachusetts 01202. Communications to the Board of Directors should be in the care of Wm. Gordon Prescott, Corporate Secretary. Communications to individual directors should be sent to such directors at the Company’s address. Stockholders who wish to communicate with a committee of the Board should send their communications to the care of the Chair of the particular committee, with a copy to Lawrence A. Bossidy, the Chair of the Corporate Governance/Nominating Committee. The Corporate Governance/Nominating Committee determines, in its discretion, whether any communication sent to the full Board should be brought before the full Board.

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Miscellaneous

The Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of the Company. Additionally, directors, officers and other employees of the Company may solicit proxies personally or by telephone. None of these persons will receive additional compensation for these activities.

The Company’s Annual Report to Stockholders has been included with this proxy statement. Any stockholder who has not received a copy of the Annual Report may obtain a copy by writing to the Corporate Secretary of the Company. The Annual Report is not to be treated as part of the proxy solicitation material or as having been incorporated by reference into this proxy statement.

If you and others who share your address own your shares in “street name,” your broker or other holder of record may be sending only one annual report and proxy statement to your address. This practice, known as “householding,” is designed to reduce our printing and postage costs. However, if a stockholder residing at such an address wishes to receive a separate annual report or proxy statement in the future, he or she should contact the broker or other holder of record. If you own your shares in “street name” and are receiving multiple copies of our annual report and proxy statement, you can request householding by contacting your broker or other holder of record.

Whether or not you plan to attend the annual meeting, please vote by marking, signing, dating and promptly returning the enclosed proxy card in the enclosed envelope.

Other Matters

The Board of Directors is not aware of any business to come before the annual meeting other than the matters described above in the Proxy Statement. However, if any matters should properly come before the annual meeting, it is intended that the holders of the proxies will act in accordance with their best judgment.

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☒ PLEASE MARK VOTES AS IN THIS EXAMPLE

REVOCABLE PROXY
BERKSHIRE HILLS BANCORP, INC.

The undersigned hereby appoints the official proxy committee of Berkshire Hills Bancorp, Inc. (the "Company"), consisting of J. Williar Dunlaevy, Catherine B. Miller and David E. Phelps, or any of them, with full power of substitution in each, to act as proxy for the undersigned, and to vote all shares of common stock of the Company that the undersigned is entitled to vote only at the Annual Meeting of Stockholders to be held at The Crowne Plaza Hotel, located at One West Street, Pittsfield, Massachusetts at 10:00 a.m., local time, on Thursday, May 10, 2012, and at any and all adjournments thereof, with all of the powers the undersigned would possess if personally present at such meeting as follows:

	For	With-hold	For All Except
1. The election of all of the nominees listed (unless the "For All Except" box is marked and the instructions below are complied with), each to serve as director for a term of three years:	☐	☐	☐

INSTRUCTION: To withhold authority to vote for any individual nominee, mark "For All Except" and write that nominee's name in the space provided below.

____

This proxy is revocable and will be voted as directed, but if no instructions are specified, this proxy, properly signed and dated, will be voted "FOR" each of the proposals listed. If any other business is presented at the Annual Meeting, including whether or not to adjourn the meeting, this proxy will be voted by the proxies in their judgment. At the present time, the Board of Directors knows of no other business to be presented at the Annual Meeting. This proxy also confers discretionary authority on the Proxy Committee of the Board of Directors to vote (1) with respect to the election of any person as director, where the nominees are unable to serve or for good cause will not serve and (2) matters incident to the conduct of the meeting.

Please be sure to date and sign this proxy card in the box below.

Date

Sign above ______________ Co-holder (if any) sign above

Please sign exactly as your name appears on this card. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder may sign but only one signature is required.

Detach above card, sign, date and mail in postage paid envelope provided.

BERKSHIRE HILLS BANCORP, INC.

PLEASE ACT PROMPTLY

PLEASE COMPLETE, DATE, SIGN, AND MAIL THIS PROXY CARD PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

The above signed acknowledges receipt from Berkshire Hills Bancorp, Inc. prior to the execution of this proxy of a Notice of the Annual Meeting, audited financial statements and a proxy statement dated March 30, 2012.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 10, 2012: THE NOTICE AND PROXY STATEMENT, ANNUAL REPORT ON FORM 10-K AND SUMMARY ANNUAL REPORT ARE AVAILABLE AT HTTP://BHLB2012.INVESTORROOM.COM/.

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.

____

____

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